DEFINITIVE PROXY STATEMENT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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The McClatchy Company

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 2, 2012

To our Shareholders:

I am pleased to invite you to attend the 2012 Annual Meeting of Shareholders of The McClatchy Company on Wednesday, May 16, 2012, at 9 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year; (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; and (iii) approve The McClatchy 2012 Omnibus Incentive Plan. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the three (3) items proposed by the Board are in the best interests of McClatchy and its shareholders and recommends that you vote in favor of the Board’s recommendations on these proposals.

As you know, this meeting is my last as Chairman, President and Chief Executive Officer of McClatchy. In July, I assume the role of president and chief executive officer of The Associated Press, a non-profit, independent news gathering organization committed to comprehensive journalism. Pat Talamantes, our current Vice President, Finance and Chief Financial Officer, will succeed me as President and Chief Executive Officer of McClatchy immediately after this meeting, and Kevin McClatchy will become the Chairman of the Board of Directors. It has been my honor to have served you during my 28 years with McClatchy. I assure you that in the weeks to come we will work together to ensure a smooth transition. I am confident that Pat and Kevin’s leadership will advance McClatchy’s core values and business strategy.

In addition to the items of business noted above, Pat and I will report to you at the meeting on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the internet to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your meeting ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Gary Pruitt
Chairman, President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

THE McCLATCHY COMPANY

TO BE HELD MAY 16, 2012

To our Shareholders:

The 2012 Annual Meeting of Shareholders of The McClatchy Company will be held on Wednesday, May 16, 2012, at 9 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, for the following purposes:

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2012 fiscal year;

3.	To approve The McClatchy 2012 Omnibus Incentive Plan; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen the close of business on March 21, 2012, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached proxy statement and the enclosed proxy card for the meeting are first being mailed to shareholders on or about April 2, 2012.

By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

April 2, 2012

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2012 Annual Meeting of Shareholders to be held on Wednesday, May 16, 2012, at 9 a.m., local time, in Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

This Proxy Statement contains important information regarding McClatchy’s 2012 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 21, 2012, the record date, there were outstanding 60,937,226 shares of McClatchy’s Class A Common Stock and 24,800,962 shares of McClatchy’s Class B Common Stock. The Board of Directors is first sending this Proxy Statement and form of proxy to shareholders on or about April 2, 2012.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, the Company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the Company’s records as the owner of that share. If your name appears in the Company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the Company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by proxy through the mail, by telephone or over the internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 21, 2012, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the Company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner) authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still vote by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may vote by proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; FOR the ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; and FOR the approval of The McClatchy 2012 Omnibus Incentive Plan. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the Company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the internet.

Voting by Mail.    By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet.    To vote on the internet, please follow the instructions included on your proxy card. If you vote on the internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s corporate secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s bylaws is the number of shares sufficient to constitute a majority of the outstanding voting power of McClatchy common stock as of the record date, must be present in order to hold the meeting and to conduct business. In addition, with respect to the election of directors, at least one-third of the shares of each class of common stock (Class A and Class B) must be present to establish a quorum under the Delaware General Corporation Law. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by proxy, either through the mail, by telephone or over the internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the New York Stock Exchange (“NYSE”) permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote that your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote. If you hold your shares through a broker, bank or other nominee it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement) or the vote regarding The McClatchy 2012 Omnibus Incentive Plan (Item 3 of this Proxy Statement). Your broker, bank or other nominee will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement).

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. Pursuant to the Company’s Bylaws, as amended and restated, and subject to Delaware General Corporation Law and applicable NYSE rules, shareholder approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Therefore, with respect to proposals other than the election of directors, under the Delaware General Corporation Law and applicable NYSE rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the annual meeting. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at (916) 321-1846; or

•	viewing our Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2012. This Proxy Statement, our 2011 Annual Report to our shareholders and our Annual Report on Form 10-K for the year ended December 25, 2011, are available at www.rrdezproxy.com/2012/TheMcClatchyCompany.

PROPOSALS

Item 1.    Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

Each of the eleven nominees is presently a director of McClatchy. The directors elected will serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. If any director nominee is unable or declines to serve as a director at the time of the meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. In addition, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions and broker non-votes will have no effect on the outcome of Item 1 since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions and you are a shareholder of record, your shares will be voted, as applicable based on the class or classes of shares you hold, FOR each of the Class A nominees for director proposed by the Board of Directors and/or FOR each of the Class B nominees for director proposed by the Board of Directors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 63, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999, she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a life trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of the Durango Herald, Inc. of Durango, Colorado. Ms. Ballantine has significant experience and knowledge of media and publishing stemming from her service on the board of directors of Cowles Media Company as well as her involvement with her family-owned newspaper in Durango, Colorado.

Kathleen Foley Feldstein, 70, has been a director of McClatchy since 2006, joining the Board of Directors upon the close of McClatchy’s acquisition of Knight-Ridder, Inc. on June 27, 2006. Ms. Feldstein served on the Knight-Ridder board of directors from 1998 to the date of the acquisition. Since 1987, she has been president of Economics Studies, Inc., a private consulting firm in Massachusetts. She serves on the board of directors of BlackRock Closed End Funds and was chairman of the board of directors of McLean Hospital in Belmont, Massachusetts, from 2000 to 2008. She is a director of Catholic Charities of Boston, a social not-for-profit company. With her previous experience as a director of Knight-Ridder, extensive background as an economist, and former and current service on the boards of other public and not-for-profit companies, Ms. Feldstein brings to the Board expertise in corporate strategy development as well as financial and business acumen.

S. Donley Ritchey, 78, has been a director of McClatchy since July 1985. He retired from Lucky Stores, a diversified retail company, in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey currently is a director of De La Salle Institute and John Muir Physician Network and is managing partner of Alpine Partners, a family investment general partnership. He is a retired director of AT&T, Inc. and John Muir Health, where he served as board chair. Mr. Ritchey has extensive experience serving on boards of directors and has years of executive experience as the chief executive officer of another public company, which gives him significant executive leadership, management and financial oversight experience. His experience and background qualify him to serve as one of the Board’s “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. In addition, Mr. Ritchey’s long tenure on the Board gives him considerable knowledge of McClatchy and its business.

Nominees for Class B Director

Leroy Barnes, Jr., 60, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche LLP. Mr. Barnes received his bachelor’s and master’s degrees from Stanford University and his MBA from Stanford Business School. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. (formerly Citizens Communications, Inc.) and Herbalife, Ltd. Effective in March 2012, Mr. Barnes became a member of the board of directors of Principal Funds, Inc. and Principal Variable Contracts, Inc. Mr. Barnes’ experience as a finance executive at other publicly-traded companies as well as his service on other boards position him to critically review and oversee various managerial, strategic, financial and compliance-based considerations applicable to McClatchy. Mr. Barnes’ expertise also qualifies him to serve as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Molly Maloney Evangelisti,1 59, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects. As a longtime McClatchy employee, with nearly 20 years of hands-on experience at The Sacramento Bee, Ms. Evangelisti has an extensive knowledge of the Company’s people and business.

Brown McClatchy Maloney,1 56, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Radio Pacific, owner of KONP radio, an ABC affiliate in western Washington State. From 1988 through November 2011, he was the owner of Olympic View Publishing, publisher of the Sequim Gazette and Forks Forum. From 1974 to 1987, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News, The Sacramento Bee and The Fresno Bee. He served as the president of the Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation. Mr. Maloney’s ownership of various newspapers and radio stations provides him with valuable insight into McClatchy’s business strategy and industry challenges. He also has valuable executive leadership, management and entrepreneurial experience.

Kevin S. McClatchy,1 49, has been a director of McClatchy since September 1998. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates Major League Baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee. On March 20, 2012, the Board elected Mr. McClatchy to become non-executive Chairman of the Board effective upon the conclusion of the annual meeting. For more information, see the section entitled “Retirement of Chief Executive Officer and Appointment of New Chief Executive Officer” on page 28 of this Proxy Statement. As a former senior executive officer of a professional and minor league sports franchise, Mr. McClatchy has demonstrated leadership capability and extensive knowledge of the complex financial, operational and personnel issues facing large organizations. In addition, his years of experience working at McClatchy have given him extensive knowledge of its business.

William McClatchy,1 50, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and co-founder of Index Investing, LLC. He currently serves as editor of Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee. Mr. McClatchy’s founding of a financial and investing website, in conjunction with his continued involvement in the digital world as editor of ETFzone.com, positions him to offer unique knowledge and perspective of McClatchy’s digital business and assets.

Theodore R. Mitchell, 55, has been a director of McClatchy since September 2001. He is president and chief executive officer of NewSchools Venture Fund, a national funder of education innovations, a position he has held since September 2005. He also served as president of the California State Board of Education. He was president of Occidental College in Los Angeles, a position he held from July 1999 to August 2005. Mr. Mitchell was vice president of education and strategic initiatives at the J. Paul Getty Trust from 1998 to 1999. Mr. Mitchell held various positions with the University of California, Los Angeles from 1992 to 1998, including serving as vice chancellor, academic planning and budget, and vice chancellor for external affairs. He served as deputy to the president and to the provost of Stanford University from 1991 to 1992. Prior to that time, he was a professor at Dartmouth College, where he also served as chair of the Department of Education. Mr. Mitchell’s experience as a

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

leader of educational institutions and businesses provides the Board with valuable insight into the needs of McClatchy’s communities and business development strategy.

Patrick J. Talamantes, 47, has been appointed by the Board to succeed Mr. Pruitt as President and Chief Executive Officer of the Company effective upon the conclusion of the annual meeting. For more information, see the section below entitled “Retirement of Chief Executive Officer and Appointment of New Chief Executive Officer” on page 28 of this Proxy Statement. Prior to this appointment, Mr. Talamantes has served as Vice President, Finance, and Chief Financial Officer of McClatchy since April 2001. Since May 2011 Mr. Talamantes has overseen McClatchy’s operations in Florida. Prior to joining McClatchy, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as chief financial officer. Mr. Talamantes was treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York. Mr. Talamantes’ proven operating experience and extensive knowledge of the Company make him a valuable asset to the Company. This experience and knowledge put him in a position to work proactively with the Board to develop and implement the Company’s business strategy in the coming years.

Frederick R. Ruiz, 68, has been a director of McClatchy since July 1993. He serves on the board of directors of Ruiz Foods, Inc., a privately-held frozen food company, and was president and chief executive officer of that company from 1990 to 2008. Mr. Ruiz currently serves on the boards of directors of the University of California Board of Regents and the California Chamber of Commerce. He is a member of the Board of Trustees, University of California Merced and the President’s Advisory Board, California State University, Fresno. Mr. Ruiz’s leadership skills and experience with his family-owned company provide him with expertise in corporate strategy development and organizational issues.

Other Executive Officers

Gary B. Pruitt, 54, McClatchy’s out-going President and Chief Executive Officer, has been Chief Executive Officer of McClatchy since May 1996 and President since May 1995. For more information on Mr. Pruitt’s retirement, see the section below entitled “Retirement of Chief Executive Officer and Appointment of New Chief Executive Officer” on page 28 of this Proxy Statement. In May 2001, he was named McClatchy’s Chairman of the Board of Directors. He has been a director of McClatchy since July 1995. He served as Chief Operating Officer of McClatchy from 1995 to 1996. From 1994 to 1995, he served as Vice President, Operations and Technology of McClatchy. Prior to that time he was publisher of The Fresno Bee from 1991 to 1994. He served McClatchy as secretary and general counsel from 1987 to 1991 and counsel from 1984 to 1987. From 2003 to April 2012, Mr. Pruitt served as a member of the board of directors of The Associated Press.

Heather L. Fagundes, 43, has been Vice President, Human Resources of McClatchy since April 2004. Ms. Fagundes was director of human resources for McClatchy corporate from December 1996 to April 2004. Ms. Fagundes joined McClatchy in 1992 as a human resources generalist. Ms. Fagundes was the chairperson of the 2004 Sacramento Workplace Excellence Leaders Award Committee and in 2002 was the president of the Sacramento Area Human Resources Association.

Anders Gyllenhaal, 60, has been McClatchy’s Vice President, News and Washington editor since November 2010. Before his corporate appointment, Mr. Gyllenhaal was the senior vice president and executive editor of The Miami Herald from 2007 to 2010. He has led two other McClatchy newsrooms over his career: from 2002 to 2007 he was editor and senior vice president of the Minneapolis Star Tribune under McClatchy ownership and from 1997 to 2007 he was executive editor of The News & Observer in Raleigh, North Carolina. Mr. Gyllenhaal served as chairman of the Pulitzer Prize Board from 2009 to 2010 and was a member of the Pulitzer Prize Board from 2001 to 2010.

Christian A. Hendricks, 49, has been Vice President, Interactive Media of McClatchy since August 1999. He joined McClatchy in 1992 as advertising manager, marketing for The Fresno Bee. From 1993 to 1994 he served as marketing director for The Fresno Bee. In 1994 he was named manager of technology for McClatchy.

He held this position until 1996 when he was promoted to president and publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America board of directors.

Karole Morgan-Prager, 49, has been General Counsel and Corporate Secretary of McClatchy since July 1995 and was named Vice President in May 1998. From 1992 to 1995, she was associate general counsel of The Times Mirror Company. She was an associate with the law firm of Morrison & Foerster LLP from 1987 to 1992. Ms. Morgan-Prager is a member of the National Advisory Council of the National Center for Courts and Media and a Member of the board of directors of the Media Law Resource Center.

Robert J. Weil, 61, has been Vice President, Operations of McClatchy since September 1997, overseeing McClatchy’s operations in California, the Northwest, Texas, Kentucky and Pennsylvania. He was named to this position after 17 years as a newspaper publisher. Mr. Weil joined McClatchy as publisher of The Fresno Bee in 1994. From 1992 to 1994, he was president and chief operating officer for Persis Media, a privately held company with newspapers in Washington and Tennessee. Mr. Weil held other senior management positions with Persis and Gannett Co. from 1973 to 1992. He currently serves as vice chairman of the board of trustees of the Newspaper Association of America Foundation and is former vice chairman of the board of directors of the American Press Institute. He is a member of the board of directors for the Southern Newspaper Publishers’ Association.

Mark Zieman, 51, has been Vice President, Operations of McClatchy since June 2011, overseeing 13 McClatchy newspapers in the Midwest, South and Southeast. Prior to his corporate appointment, Mr. Zieman served as president and publisher of The Kansas City Star from March 2008 to June 2011, and held various editorial positions at The Kansas City Star from 1986 to 2008.

Item 2. Ratification	of Deloitte & Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 30, 2012. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2011 and 2010.

	2011	2010
Audit Fees(1)	$2,530,000	$2,540,000
Audit-Related Fees(2)	215,000	141,296
Tax Fees	—	—
All Other Fees	—	—

Total	$2,745,000	$2,681,296

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

In considering the services provided by Deloitte & Touche LLP, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the fees paid or accrued reflected in the table above were paid or accrued in connection with engagements that were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for McClatchy, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) subject to the procedure established by the Audit Committee, by the chairman of the Audit Committee if the fees for services involved are less than $50,000.

Voting Matters

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MCCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Item 3. Approval	of The McClatchy 2012 Omnibus Incentive Plan

As Proposal 3 for the annual meeting, shareholders are asked to consider and vote upon a proposal to approve The McClatchy Company 2012 Omnibus Incentive Plan, which we refer to as the “2012 Incentive Plan.”

Upon the recommendation of the Compensation Committee, the Company’s Board of Directors on January 24, 2012 approved the 2012 Incentive Plan, subject to the receipt of shareholder approval of the plan at the annual meeting. The Board of Directors believes that approval of the 2012 Incentive Plan is in the best interests of the Company and its shareholders.

The Board of Directors has proposed approval of the 2012 Incentive Plan by shareholders to replace the Company’s 2004 Stock Incentive Plan, the Company’s Long-Term Incentive Plan (the “L-TIP”) and the Company’s Chief Executive Officer Bonus Plan (the “CEO Bonus Plan”). Following shareholder approval of the 2012 Incentive Plan, the 2004 Stock Incentive Plan will be frozen and no additional awards will be made thereunder. In addition, the L-TIP and the CEO Bonus Plan will be terminated and no additional award will be made thereafter. The final awards under the L-TIP and the CEO Bonus Plan were made in early 2012.

In February 2012, the Compensation Committee granted the following restricted stock units and stock appreciation rights to the Company’s named executive officers, other than the Chief Executive Officer, under the 2012 Incentive Plan, subject to shareholder approval of the 2012 Incentive Plan at this year’s annual meeting: Mr. Talamantes and Mr. Weil each received an award of stock appreciation rights covering 80,000 shares of Class A common stock (“common stock”) and a restricted stock units award covering 50,000 common stock shares, Mr. Gyllenhaal received an award of stock appreciation rights covering 50,000 common stock shares and a restricted stock unit award covering 40,000 common stock shares, and Ms. Morgan-Prager received an award of stock appreciation rights covering 60,000 common stock shares and a restricted stock unit award covering 50,000 common stock shares. Although at the February 2012 meeting the Compensation Committee also granted the Company’s Chief Executive Officer, Mr. Pruitt, an award of restricted stock units covering 300,000 common stock shares, upon Mr. Pruitt’s retirement after the annual meeting, all restricted stock units then outstanding, including those granted under the 2012 Incentive Plan, will be forfeited.

On March 20, 2012, in connection with his elevation to President and Chief Executive Officer, the Compensation Committee granted Mr. Talamantes an additional award of restricted stock units covering 100,000 common stock shares. The grant is to be made effective May 16, 2012. The award is expected to be made under the 2012 Incentive Plan if approved by shareholders at the annual meeting.

If shareholders do not approve the 2012 Incentive Plan, compensatory equity-based grants to employees, officers and directors of the Company and its subsidiaries will continue to be made under the existing incentive plan to the extent of the shares of the Company’s Class A common stock (“common stock”) available for issuance under that plan, which for future grants totaled an estimated 552,250 shares as of March 21, 2012 (without giving effect to additional shares that may become available upon the future expiration, forfeiture or cancellation of outstanding awards).

Many of the awards outstanding under prior plans are unlikely to be realized. The Company’s stock price at the end of fiscal 2011 was $2.37. Of a total of 6,723,250 options and stock appreciation rights outstanding, the number includes 1,302,750 in-the-money stock appreciation rights, which have a base price of $1.70. The 5,420,500 options and stock appreciation rights remaining outstanding are underwater. Of these, 2,123,500 were awarded as stock options more than six years ago, have a ten year term and a minimum exercise price of $42.50. The bulk of these older options were awarded on five grant dates, with 326,500 such options having an exercise price of $57.20 set to expire at the end of this year, another 345,500 having an exercise price of $67.31 set to expire at the end of 2013, some 289,000 having an exercise price of $71.10 set to expire at the end of 2014, 352,500 having an exercise price of $59.09 set to expire at the end of 2015, and 631,000 having an exercise price of $42.50 set to expire at the end of 2016.

Key Features of 2012 Incentive Plan

As described below, the 2012 Incentive Plan generally provides for:

•	granting of stock options or stock appreciation rights only at an exercise price at least equal to fair market value on the grant date;

•	a ten-year maximum term for stock options and stock appreciation rights;

•	no repricing of stock options or stock appreciation rights without prior shareholder approval; and

•	no reload or “evergreen” share replenishment features.

Summary of Material Provisions of 2012 Incentive Plan

The following summary of the material provisions of the 2012 Incentive Plan is qualified in its entirety by reference to the complete text of the 2012 Incentive Plan, which is attached as Appendix A to this Proxy Statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the 2012 Incentive Plan in their entirety.

Unless the context requires otherwise, references to “the Company” in the following summary refer solely to the Company and not to subsidiaries of the Company.

Purpose. The 2012 Incentive Plan is intended to (1) provide participants in the 2012 Incentive Plan with an incentive to contribute to the Company’s success and to manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders and (2) provide a means of obtaining, rewarding and retaining key personnel.

Eligible Participants. Awards may be granted under the 2012 Incentive Plan to the approximately 7800 employees, approximately 8 executive officers and approximately 10 non-employee directors of the Company or any of its subsidiaries or other affiliates.

Effective Date. The 2012 Incentive Plan was effective on January 24, 2012, the date on which it is approved by the Company’s Board of Directors, subject to shareholder approval within one year.

Term. The 2012 Incentive Plan will terminate automatically ten years after its effective date, unless it is earlier terminated by the Board of Directors.

Administration. The 2012 Incentive Plan generally will be administered by a committee, which we refer to as the “Committee,” consisting of two or more directors of the Company. Each such director will be required to qualify as an “independent director” under the New York Stock Exchange listing rules, a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act and an “outside director” within the meaning of section 162(m) of the Internal Revenue Code and related regulations. The committee initially will be the Compensation Committee and may be a subcommittee of the Compensation Committee that satisfies the foregoing requirements.

The Board of Directors also will be authorized to appoint one or more committees of the Board of Directors consisting of one or more directors of the Company who need not be non-employee directors. Any such committees would be authorized to administer the 2012 Incentive Plan with respect to participants in the plan who are not Company “officers” within the meaning of Rule 16a-1(f) under the Securities Exchange Act or Company directors and, in this capacity, would be authorized to grant awards under the 2012 Incentive Plan to such participants and to determine all terms of such awards.

The Committee may delegate to a designated officer the power and authority to grant awards to non-executive employees.

The Board of Directors will retain the authority under the 2012 Incentive Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2012 Incentive Plan.

Except where the authority to act on such matters is specifically reserved to the Board of Directors under the 2012 Incentive Plan or applicable law, the Compensation Committee and each other committee acting in accordance with the foregoing plan provisions (which will be the “Committee” as defined in the 2012 Incentive Plan) will have full power and authority to interpret and construe all provisions of the 2012 Incentive Plan, any award or any award agreement, and to make all related determinations, including the power and authority to:

•	designate grantees of awards;

•	determine the type or types of awards to be made to a grantee;

•	determine the number of shares of common stock or amount of cash subject to an award;

•	establish the terms and conditions of each award;

•	prescribe the form of each award agreement; and

•

subject to limitations in the 2012 Incentive Plan (including the prohibition on repricing of options and stock appreciation rights without shareholder approval), amend, modify or supplement the terms of any outstanding award.

Amendment and Termination. The Board of Directors will be authorized to amend, suspend or terminate the 2012 Incentive Plan as to any shares of the Company’s common stock as to which awards have not been made. Any amendment to the 2012 Incentive Plan, however, will be subject to receipt of the approval of the Company’s shareholders if shareholder approval of the amendment is required by any law or regulation or the listing rules of the New York Stock Exchange (or any other stock exchange on which the common stock is listed in future), or to the extent determined by the Board of Directors. Shareholder approval will be required for any proposed amendment to the 2012 Incentive Plan provisions, which are described below, that prohibit the repricing of outstanding stock options or stock appreciation rights or that generally require the option price of any stock option to be at least equal to the fair market value of the Company’s common stock on the option grant date. Without the consent of the affected grantee of an outstanding award, no amendment, suspension or termination of the 2012 Incentive Plan may impair the rights or obligations under that award.

Awards. The following type of awards may be made under the 2012 Incentive Plan, subject to the limitations set forth in the plan:

•	stock options, which may be either incentive stock options or non-qualified stock options;

•	restricted stock;

•	restricted stock units (and deferred stock units);

•	performance shares or other performance-based awards;

•	dividend equivalent rights;

•	stock appreciation rights, or “SARs”;

•	unrestricted stock; and

•	cash incentive awards

An incentive stock option is an option that meets the requirements of section 422 of the Internal Revenue Code, and a non-qualified stock option is an option that does not meet those requirements. Restricted stock is an award of the common stock on which are imposed vesting restrictions that subject the shares to a substantial risk of forfeiture, as defined in section 83 of the Internal Revenue Code. A restricted stock unit (or deferred stock unit) is an award that represents a conditional right to receive shares of common stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Performance-based awards are awards of options, restricted stock, restricted stock units (and deferred stock units), SARs or cash made subject to the achievement of one or more pre-established performance goals over a performance period established by the Committee. An award of performance shares is a performance-based award representing a right or interest denominated or payable in stock, valued by reference to stock, or otherwise based on or related to stock that is made subject to the achievement of one or more pre-established performance goals over a performance period of up to ten years. Dividend equivalent rights are awards entitling the grantee to receive cash, stock, other awards under the 2012 Incentive Plan or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of stock. A SAR is a right to receive upon exercise, in the form of common stock, cash or a combination of common stock and cash, the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR. Unrestricted stock is an award of shares of common stock that is free of restrictions other than those imposed under federal or state securities laws.

The 2012 Incentive Plan provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would otherwise apply under the 2012 Incentive Plan in the absence of the different terms and conditions in the award agreement.

Awards under the 2012 Incentive Plan may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the 2012 Incentive Plan, other awards under another compensatory plan of the Company or any of its affiliates (or any business entity that has been a party to a transaction to the Company or any of the Company’s affiliates), or other rights to payment from the Company or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. Awards under the 2012 Incentive Plan generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to the Company or one of its subsidiaries or other affiliates.

Clawback; Forfeiture. Any award granted pursuant to the 2012 Incentive Plan will be subject to mandatory repayment by the grantee to the Company to the extent so provided in the award agreement.

In addition, the Committee may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligation with respect to the Company or any affiliate, Company policy or procedure, other agreement or any other obligation of the grantee to the Company or any affiliate, to the extent specified in such award agreement. The Committee may annul an outstanding award if the grantee thereof is an employee and is terminated for “Cause” as defined in the 2012 Incentive Plan or the applicable award agreement or for “cause” as defined in any other agreement between the Company or such affiliate and such grantee, as applicable.

Shares Available for Issuance. Subject to the adjustments described below, the maximum number of shares of the Company’s common stock that will be available for issuance under the 2012 Incentive Plan will be equal to:

•	5,000,000 shares, plus

•	the number of shares available for future awards under the existing 2004 Stock Incentive Plan as of the date of shareholder approval of the 2012 Incentive Plan, plus

•

the number of shares subject to awards outstanding under the existing 2004 Stock Incentive Plan as of the date of shareholder approval of the 2012 Incentive Plan which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.

The foregoing number of shares available for issuance under the 2012 Incentive Plan will be increased by the number of shares subject to (1) awards previously granted under a compensatory plan by another business entity and assumed by the Company in connection with a merger, reorganization, separation or other transaction which involves the other business entity and to which section 424(a) of the Internal Revenue Code applies, and (2) awards under the 2012 Incentive Plan granted in substitution for such assumed awards. Further, subject to applicable New York Stock Exchange listing rules, shares available for issuance under a shareholder-approved plan of a business entity that is a party to one of the foregoing types of transactions (adjusted as necessary to reflect the transaction) may be used for awards under the 2012 Incentive Plan and will not reduce the number of shares otherwise available for issuance under the 2012 Incentive Plan.

Shares subject to an award granted under the 2012 Incentive Plan will be counted against the maximum number of shares of the Company’s common stock available for issuance under the plan as one share for every one share of common stock subject to such an award.

Shares subject to an award granted under the 2012 Incentive Plan will again become available for issuance under the 2012 Incentive Plan if the award terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares (except as set forth below).

Upon shareholder approval of the 2012 Incentive Plan, no additional awards will be made under the existing 2004 Stock Incentive Plan. Shares of common stock reserved under the existing incentive plan before the shareholder approval of the 2012 Incentive Plan may be issued and delivered following the shareholder approval of the 2012 Incentive Plan to settle such awards granted under the existing incentive plan before the shareholder approval of the 2012 Incentive Plan.

The number of shares available for issuance under the 2012 Incentive Plan will not be increased by the number of shares:

•	tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option;

•	deducted or delivered from payment of an award in connection with the Company’s tax withholding obligations; or

•	purchased by the Company with proceeds from option exercises.

The 2012 Incentive Plan contains limitations on the number of shares available for issuance with respect to specified types of awards. During any time when the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act:

•

the maximum number of shares of the Company’s common stock subject to stock options or SARs that may be granted under the 2012 Incentive Plan in a calendar year to any person eligible for an award will be 750,000 shares;

•

the maximum number of shares of the Company’s common stock that may be granted under the 2012 Incentive Plan, other than pursuant to stock options or SARs, in a calendar year to any person eligible for an award will be 750,000 shares; and

•

the maximum amount that may be paid as a cash-settled performance-based award will be $3,000,000; provided, that, the foregoing limit does not prevent additional cash-settled performance-based awards for any intersecting or overlapping performance period from being paid to any person eligible for an award, and any such awards each shall be subject separately to the foregoing limit.

The maximum number of shares available for issuance pursuant to incentive stock options granted under the 2012 Incentive Plan will be the same as the number of shares available for issuance under the 2012 Incentive Plan.

The number and kinds of shares of stock for which awards may be made under the 2012 Incentive Plan, including the share limits described above, will be adjusted proportionately and accordingly by the Committee if the number of outstanding shares of the Company’s common stock is increased or decreased or the shares of the Company’s common stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of the Company’s common stock effected without receipt of consideration by the Company.

Shares of common stock to be issued under the 2012 Incentive Plan will be authorized and unissued shares or, to the extent permitted under applicable laws, shares of treasury stock or issued shares that have been reacquired by the Company.

On March 21, 2012, the closing price of the Company’s common stock as reported on the New York Stock Exchange was $2.94 per share.

Fair Market Value Determination. For so long as the Company’s common stock remains listed on the New York Stock Exchange, the fair market value of the common stock on an award grant date, or on any other date for which fair market value is required to be established under the 2012 Incentive Plan, will be the closing price of the common stock as reported on the New York Stock Exchange on such date. If there is no such reported closing price on such date, the fair market value of the common stock will be the closing price of the common stock as reported on the New York Stock Exchange on the next preceding date on which any sale of common stock shall have been reported on the New York Stock Exchange. For same day sales, the 2012 Incentive Plan provides that the sale price can be used as the proper basis for fair market value instead of the closing price.

If the Company’s common stock ceases to be listed on the New York Stock Exchange and is listed on another established national or regional stock exchange or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the common stock on the applicable date as reported on such other stock exchange or established securities market.

If the Company’s common stock ceases to be listed on the New York Stock Exchange or another established national or regional stock exchange or traded on another established securities market, the Committee will determine the fair market value of the common stock by the reasonable application of a reasonable valuation method in a manner consistent with section 409A of the Internal Revenue Code.

Stock Options. An option granted under the 2012 Incentive Plan will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2012 Incentive Plan. No option may be exercisable more than ten years after the option grant date. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service.

The exercise price per share under each option granted under the 2012 Incentive Plan may not be less than 100%, or 110% in the case of an incentive stock option granted to a Ten Percent Stockholder (as defined in the 2012 Incentive Plan), of the fair market value of the common stock on the option grant date, except in the case of an option granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an affiliate or with which the Company or an affiliate has combined or will combine.

The aggregate fair market value of the common stock determined on the option grant date with respect to which incentive stock options are exercisable for the first time during any calendar year may not exceed $100,000.

Except in connection with a corporate transaction involving the Company (including any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction), the Company may not, without obtaining shareholder approval, (1) amend the terms of outstanding options to reduce the exercise price of such outstanding options, (2) cancel outstanding options in exchange for options with an exercise price that is less than the exercise price of the original options or (3) cancel outstanding options with an exercise price above the current stock price in exchange for cash or other securities.

Payment of the exercise price for shares purchased pursuant to the exercise of an option may be made in such forms as are approved by the Committee. These forms may include, in the Committee’s discretion, cash, cash equivalents acceptable to the Company, shares of the Company’s common stock and net issuance.

Awards of stock options will be nontransferable, except for transfers by will or the laws of descent and distribution.

Restricted Stock, Restricted Stock Units and Deferred Stock Units. Subject to the provisions of the 2012 Incentive Plan, the Committee will determine the terms and conditions of each award of restricted stock, restricted stock units and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common stock subject to the award. A grantee of restricted stock will have all the rights of a shareholder, including the right to vote the shares and receive dividends, except to the extent limited by the Committee. Grantees of restricted stock units and deferred stock units will have no voting or dividend rights or other rights associated with stock ownership, although the Committee may award dividend equivalent rights on such units.

The Committee may subject dividends and dividend equivalent rights paid on time-vested awards of restricted stock, restricted stock units and deferred stock units to such forfeiture and repayment obligations if the underlying awards are forfeited before they vest.

Awards of restricted stock, restricted stock units and deferred stock units may vest solely by the passage of time and/or pursuant to achievement of performance goals.

The restrictions and the restricted period may differ with respect to each grantee of an award. An award will be subject to forfeiture if events specified by the Committee occur before the lapse of the restrictions.

Awards of restricted stock, restricted stock units and deferred stock units will be nontransferable during the restricted period or before satisfaction of any other restrictions applicable to the awards.

Dividend Equivalent Rights. The Committee will be authorized to grant rights to dividend equivalents to a participant in connection with an award under the 2012 Incentive Plan, or without regard to any other award. Dividend equivalent rights will entitle the participant to receive cash, stock, other awards under the 2012 Incentive Plan or other property equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of common stock. The terms and conditions of awards of dividend equivalent rights will be specified in the applicable award agreement.

Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the fair market value of the stock on the reinvestment date. Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or in multiple installments, as determined by the Committee.

A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award. A dividend equivalent right granted as a component of another award also may contain terms and conditions which are different from the terms and conditions of the other award.

Dividend equivalents will be nontransferable except for transfers by will or the laws of descent and distribution.

Performance Shares and Other Performance-Based Awards. The Committee may award performance shares, cash incentives, and other performance-based awards in such amounts and upon such terms as the Committee may determine. Each grant of a performance-based award will have an initial cash value or an actual or target number of shares of common stock that is established by the Committee at the time of grant. The Committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of performance shares or other performance-based awards that will be paid out to a grantee. The performance goals generally will be based on one or more of the performance measures described below. The Committee will establish the performance periods for performance-based awards. Performance-based awards may be payable in cash or shares of common stock, or a combination thereof, as determined by the Committee.

The 2012 Incentive Plan identifies some conditions that may warrant revision or alteration of performance goals after they are established by the Committee. Such conditions may include the following:

•	asset write-downs;

•	litigation or claims, judgments or settlements;

•	the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results;

•	any reorganization or restructuring events or programs;

•	extraordinary, non-core, non-operating or non-recurring items;

•	acquisitions or divestitures; and

•	foreign exchange gains and losses.

Performance Measures. The 2012 Incentive Plan is designed to permit the Committee to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of section 162(m) of the Internal Revenue Code.

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its principal executive officer or any of the three other most highly compensated officers (excluding the principal financial officer), as determined in accordance with the applicable rules under the Securities Exchange Act. Under the Internal Revenue Code, however, there is no limitation on the deductibility of compensation paid to such officers, who are referred to as “covered executive officers,” that represents qualified performance-based compensation as determined under the Internal Revenue Code. To constitute qualified performance-based compensation, the compensation paid by the Company to its covered executive officers must be paid solely on account of the achievement of one or more objective performance goals established in writing by the Committee while the achievement of such goals is substantially uncertain. Performance goals may be based on one or more performance measures consisting of business criteria that apply to the covered officer, a business unit, or the Company, a subsidiary or other affiliate on an individual or a consolidated basis, but need not be based on an increase or positive result under the business criteria selected. The Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if the performance goal is achieved.

The 2012 Incentive Plan authorizes the establishment of performance goals based on any one or more of the following performance measures:

•	net earnings or net income;

•	operating earnings;

•	pretax earnings;

•	pre-tax earnings per share;

•	earnings per share;

•	share price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and/or amortization;

•	earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following:

•	stock-based compensation expense;

•	income from discontinued operations;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	gain or loss related to investments;

•	sales and use tax settlement; and

•	gain on non-monetary transaction.

•	sales or revenue growth, whether in general, by type of product or service, or by type of customer;

•	gross or operating margins;

•	return measures, including total shareholder return, return on assets, capital, investment, equity, sales or revenue;

•	cash flow, including:

•	operating cash flow;

•

free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to earnings before interest, taxes, depreciation and/or amortization above) less capital expenditures;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	working capital targets;

•	completion of acquisitions of businesses or companies;

•	completion of divestitures and asset sales;

•	debt repayment targets, and debt/equity ratios; and

•	any combination of the foregoing business criteria

Performance under any of the foregoing performance measures may be used to measure the performance of (1) the Company and its subsidiaries and other affiliates as a whole, (2) the Company, any subsidiary, and/or any other affiliate or any combination thereof or (3) any one or more business units of the Company, any subsidiary, and/or any other affiliate, as the Committee deems appropriate. In addition, performance under any of the performance measures may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee. The Committee may select performance under the performance measure of share price for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee will have the authority to provide for accelerated vesting of any performance-based award based on the achievement of performance goals pursuant to the performance measures.

The Committee will have the discretion to adjust awards that are intended to qualify as performance-based compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines in a manner consistent with the requirements of section 162(m) for deductibility.

Stock Appreciation Rights. SARs may be granted in conjunction with all or a part of any option or other award granted under the 2012 Incentive Plan, or without regard to any option or other award. The Committee will determine at the SAR grant date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which shares will be delivered or deemed delivered to grantees, and any other terms or conditions of any SAR.

Exercisability of SARs may be subject to future service requirements, to the achievement of one or more of the performance measures described above or to such other terms and conditions as the Committee may impose.

Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of common stock on the exercise date over the exercise price of the SAR, as determined by the Committee. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date.

Except in connection with a corporate transaction involving the Company (including any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction), the Company may not, without obtaining shareholder approval, (1) amend the terms of outstanding SARs to reduce the exercise price of such outstanding SARs, (2) cancel outstanding SARs in exchange for SARs with an exercise price that is less than the exercise price of the original SARs or (3) cancel outstanding SARs with an exercise price above the current stock price in exchange for cash or other securities.

Awards of SARs will be nontransferable.

Effect of Corporate Transactions. The 2012 Incentive Plan contains provisions, which are described below, that provide for adjustments to the terms of some types of outstanding awards upon the occurrence of specified kinds of corporate transactions, including transactions that would be deemed to constitute a change in control of the Company within the meaning of the 2012 Incentive Plan, as described below, which we refer to as a “Change in Control.” The provisions of the 2012 Incentive Plan governing such transactions will apply unless a different treatment of the applicable award is specified in the applicable award agreement at the time of grant, in another agreement with the grantee of the award, or in another writing.

Change in Capitalization.    The Committee will adjust the terms of outstanding awards under the 2012 Incentive Plan to preserve the proportionate interests of the holders in such awards if the number of outstanding shares of the Company’s common stock is increased or decreased or the shares of the Company’s common stock are changed into or exchanged for a different number of shares of kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of the Company’s common stock effected without receipt of consideration by the Company . The adjustments will include proportionate adjustments to (1) the number and kind of shares of stock subject to outstanding awards and (2) the per share option price of outstanding options and the per share SAR price of outstanding SARs.

Reorganization not Constituting a Change in Control.    If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any outstanding option or SAR will pertain to the securities to which a holder of the number of shares of stock subject to such option or SAR would have been entitled immediately after the transaction, with a corresponding proportionate adjustment to the per share option price and per share SAR price. Further, in the event of any such transaction, performance-based awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction.

Change in Control Transactions.    Except as otherwise provided in an award agreement or in another agreement with the grantee, upon the occurrence of a Change in Control, the following provisions will apply to the awards:

•

Except with respect to performance-based awards, all outstanding awards of options and SARs will be deemed to have vested and all restrictions and conditions applicable to such awards shall be deemed to have lapsed, and all outstanding awards of restricted stock, restricted stock units, deferred stock units and dividend equivalent rights will be deemed to have vested, and any shares of stock subject to such awards will be delivered immediately before the Change in Control, unless the Committee determines to cash out the award as described below, any cash payment required under the award shall be paid, and either of the following two actions will be taken:

•

the Committee may elect to cancel any outstanding awards of options, SARs, restricted stock, restricted stock units, deferred stock units and/or dividend equivalent rights and require payment or delivery to the holders of such awards an amount in cash or securities having a value (as determined by the Committee), (1) in the case of restricted stock, restricted stock units, deferred stock units and dividend equivalent rights (for shares of stock subject thereto), equal to the price per share paid to holders of stock pursuant to the Change in Control and (2) in the case of options or SARs, equal to the product of the number of shares of stock subject to such options or SARs multiplied by the amount, if any, by which (a) the price per share paid to holders of stock pursuant to the Change in Control exceeds (b) the option price or SAR price applicable to such options and SARs.

•	The Company may make provision in writing in connection with the Change in Control for the assumption and continuation of options and SARs, or for substitution of such options and SARs for new common stock option and stock appreciation rights relating to the stock of the successor entity, or its parent or subsidiary.

•

For performance-based awards denominated in stock or cash, (1) if less than half of the performance period has lapsed, the awards will be treated as though target performance has been achieved, (2) if at least half of the performance period has lapsed, actual performance to date shall be determined as of a date reasonably proximal to the date of consummation of the Change in Control, and that level of performance will be treated as achieved immediately prior to the Change in Control(, and (3) if actual performance is not determinable, the awards will be treated as though target performance has been achieved. Awards that arise out of this treatment of performance-based awards in a Change in Control will be settled under the Change in Control provisions above for the applicable award type.

Definition of Change in Control.    The 2012 Incentive Plan generally defines a “Change in Control” to mean the first to occur of any of the following events:

•	the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets;

•

any “person” or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the “beneficial owner” of securities of the Company representing 50% or more of the voting power of all classes of voting stock of the Company;

•

a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

•

a contest for the election or removal of members of the Board of Directors that results in the removal from the Board of Directors of at least 50% of the incumbent members of the Board of Directors; or

•	the occurrence of a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor rule.

Resales of Shares by Participants. Shares of the Company’s common stock issued pursuant to the 2012 Incentive Plan will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act of 1933, will be subject to the resale limitations of Rule 144.

A participant who is an affiliate of the Company may sell in the public market the shares issued to the participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about the Company.

Federal Income Tax Consequences. The following summarizes the federal income tax consequences of awards that may be granted under the 2012 Incentive Plan.

Incentive Stock Options.    An option holder will not realize taxable income upon the grant of an incentive stock option under the 2012 Incentive Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Non-Qualified Stock Options.    An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the option holder. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if the Company complies with applicable reporting requirements and section 162(m) of the Internal Revenue Code.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Restricted Stock.    A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year in which the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income, if the Company complies with applicable reporting requirements and with the restrictions of section162(m) of the Internal Revenue Code.

Dividend Equivalents Rights.    Grantees under the 2012 Incentive Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units, Deferred Stock Units and Performance-Based Awards.    A distribution of common stock or a payment of cash in satisfaction of restricted stock units, deferred stock units or a performance-based award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or, in the case of a cash award, the amount of the cash payment. The Company will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient if the Company complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code.

Stock Appreciation Rights.    The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of a SAR, the holder will recognize ordinary income in an amount equal to the cash or the fair market value of the common stock received by the holder. The Company will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to section 162(m) of the Internal Revenue Code and, as to SARs that are settled in shares of common stock, if the Company complies with applicable reporting requirements.

Unrestricted Stock.    A holder of shares of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. The Company will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and with the restrictions of section 162(m) of the Internal Revenue Code.

Upon the holder’s disposition of shares of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding.    Payment of the taxes imposed on awards made under the 2012 Incentive Plan may be made by withholding from payments otherwise due and owing to the holder.

New Plan Benefits Table

The following table sets forth the number of stock appreciation rights, the number of shares of common stock underlying restricted stock unit awards and the total dollar values of the grants under the 2012 Incentive Plan. Except as described in footnote 1 to the table with respect to the special award to Mr. Talamantes, the awards, which are subject to and conditioned upon approval of the 2012 Incentive Plan by shareholders at the annual meeting of shareholders, were awarded on February 22, 2012, and will be issued as soon as may be practicable after the annual meeting to:

•	each of the executive officers named in the Summary Compensation Table;

•	all current executive officers as a group;

•	all current directors who are not executive officers as a group; and

•	all full and part-time employees, including all current full and part-time officers who are not executive officers, as a group.

NEW PLAN BENEFITS

Name and Position	2012 Incentive Plan Number of Units (SARs)	2012 Incentive Plan Number of Units (RSUs)	2012 Incentive Plan Dollar Value ($)(1)
Mr. Pruitt(2)	0	300,000	$828,000
Mr. Talamantes	80,000	150,000	$651,800
Mr. Weil	80,000	50,000	$358,800
Mr. Gyllenhaal	50,000	40,000	$248,400
Ms. Morgan-Prager	60,000	50,000	$303,600
Executive group (8 persons)	440,000	710,000	$3,191,000
Non-executive director group (10 persons)	—	—	—
Non-executive officer and employee group (7800 persons)	—	—	—

(1)

The value has been computed based upon $2.76 per share, the closing price for our shares of common stock on the New York Stock Exchange on February 22, 2012, except with respect to the grant of 100,000 shares of restricted stock units made to Mr. Talamantes on March 20, 2012 with a May 16, 2012 grant date in connection with his appointment as President and Chief Executive Officer (the “Special Award”). The value of the Special Award has been computed based upon $2.93 per share, the closing price of our shares of common stock on the New York Stock Exchange on March 20, 2012.

(2)

On March 19, 2012, Mr. Pruitt announced his retirement from the Company effective after the annual meeting. Pursuant to the terms of his restricted stock unit award agreements, Mr. Pruitt will forfeit all restricted stock units outstanding as of the annual meeting date, including those granted under the 2012 Incentive Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes McClatchy’s equity plan information as of December 25, 2011.

Equity Compensation Plan Information

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(2) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/Share)(4) (b)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by shareholders
Amended and Restated 1994 Stock Option Plan	631,000		$62.76	—
2001 Director Option Plan	157,000		$61.17	—
2004 Stock Incentive Plan	7,328,250	(3)	$16.28	1,057,950
Amended Employee Stock Purchase Plan(1)	—		—	213
Equity compensation plans not approved by shareholders
1997 Stock Option Plan	52,000		$57.32	—

Total(2)	8,168,250	(3)		1,057,950

(1)	The Amended Employee Stock Purchase Plan was suspended in 2011.
(2)	Amount includes restricted stock units, options and stock appreciation rights.
(3)

Of this total, outstanding options and stock appreciation rights total 6,723,250, and the 1,445,000 balance consists of outstanding restricted stock unit awards. With respect to options and stock appreciation rights, the number includes only 1,302,750 in-the-money stock appreciation rights, which have a base prices ranging from $1.50 to $1.70. The remaining 5,420,500 options and stock appreciation rights outstanding are underwater (their exercise price was greater than the Company’s stock price). Of these, 2,123,500 were awarded as stock options more than six years ago, have a ten year term and a minimum exercise price of $42.50. The bulk of these older options were awarded on five grant dates, with 326,500 having an exercise price of $57.20 set to expire at the end of this year, another 345,500 having an exercise price of $67.31 set to expire at the end of 2013, 289,000 having an exercise price of $71.10 set to expire at the end of 2014, 352,500 having an exercise price of $59.09 set to expire at the end of 2015, and 631,000 having an exercise price of $42.50 set to expire at the end of 2016.

(4)	The weighted average prices relate only to outstanding options and stock appreciation rights.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MCCLATCHY 2012 OMNIBUS INCENTIVE PLAN.

CORPORATE GOVERNANCE AND BOARD MATTERS

Retirement of Chief Executive Officer and Appointment of New Chief Executive Officer

On March 19, 2012, Gary Pruitt, the Company’s Chairman, President and Chief Executive Officer, informed the Board of Directors (the “Board”) of his intention to resign from his roles as Chairman, President and Chief Executive Officer of the Company and retire from the Company, effective after the annual meeting. Mr. Pruitt will become president and chief executive officer of The Associated Press (“AP”), a not-for-profit news cooperative owned by its American newspaper and broadcast partners and one of the world’s largest news gathering operations, effective in July 2012. Mr. Pruitt has served on the board of directors of AP for nine years. On March 20, 2012, the Board appointed Mr. Patrick J. Talamantes to succeed Mr. Pruitt as President and Chief Executive Officer of the Company effective upon the conclusion of the annual meeting, and, upon recommendation by the Nominating Committee of the Board, also nominated Mr. Talamantes to stand for election as a director at the annual meeting. In addition, on March 20, 2012, the Board elected current director Mr. Kevin S. McClatchy to become non-executive Chairman of the Board effective upon the conclusion of the annual meeting. See the section below entitled “Leadership Structure” for further information.

Mr. Pruitt’s retirement will result in (i) forfeiture of all unvested restricted stock units as of the 2012 annual meeting date; (ii) immediate vesting of 125,000 stock appreciation rights representing the final tranche of a grant made in December 2008 that was scheduled to vest on March 1, 2013 (for more information, see footnote 2 to the Outstanding Equity Awards at 2011 Fiscal Year End); and (iii) commencement of payment of his supplemental executive retirement plan benefits as a reduced life annuity with a June 1, 2012 starting date, subject to a six month deferral period pursuant to Internal Revenue Code Section 409A (for more information, see the section entitled, “Retirement Benefits – The CEO SERP” on page 47 of this Proxy Statement). Mr. Pruitt will not receive any separation payments in connection with his retirement from the Company, but will be entitled to elect COBRA continuation coverage under the Company’s group health plans and to elect, in due course, to receive his account balance under The McClatchy Company 401(k) Plan and his pension under The McClatchy Company Retirement Plan.

General Board Matters

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics prohibits our officers, directors and employees from engaging in any hedging transactions involving the Company’s stock or any options to purchase Company stock or stock appreciation rights related to the Company’s stock. Our codes of business conduct and ethics can be found on our website at www.mcclatchy.com. Any waivers of the code of ethics for senior officers or directors will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Mr. Talamantes, incoming President and Chief Executive Officer, has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. In making its independence determination with respect to the directors who are members of the McClatchy family, the Board considered the overall nature of these familial relationships and concluded that these relationships were not material with respect to the independence of the directors who are members of the McClatchy family. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board has 11 directors. On March 22, 2011, the Board approved a decrease in the size of the Board from twelve (12) to eleven (11) to be effective on May 18, 2011, with three Class A directors and eight Class B directors. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met seven (7) times during fiscal 2011. No director attended fewer than 75% of the aggregate number of meetings of the Board and any committee on which such director served. All directors attended the last annual meeting of shareholders. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

Leadership Structure

Our Board is committed to adopting governance policies and practices that promote the most effective and ethical management of the Company. In that regard, the Board believes that it is important to retain maximum flexibility to determine the Company’s optimal leadership structure and to choose the best qualified person(s) to serve in the roles of Chief Executive Officer and Chairman of the Board. Accordingly, in March 2012 the Board adopted a by-law amendment which provides that the Board may elect a Chairman who is not an executive officer of the Company and amended the Company’s Corporate Governance Guidelines to reflect the separation of the roles of Chairman of the Board and Chief Executive Officer.

During 2011, the Board believed that the Company’s Chief Executive Officer, Mr. Pruitt, was best situated to serve as Chairman because he was the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believed that the combined role of Chairman and Chief Executive Officer promoted strategy development and execution, and facilitated information flow between management and the Board, which are essential to effective governance. While Mr. Pruitt served as Chairman and Chief Executive Officer, Mr. Theodore R. Mitchell, the independent chairman of the Committee on the Board, scheduled and presided at executive sessions of non-management directors. Mr. Mitchell’s role as chairman of the Committee on the Board also included the following duties:

•	preside at all meetings of the Board where the Chairman of the Board is not present;

•	schedule and preside at all executive sessions of the non-management directors;

•	call meetings of the non-management directors, as needed;

•	meet regularly with the Chief Executive Officer;

•	serve as a liaison between the Chief Executive Officer and the non-management directors;

•	develop the agendas for meetings of the non-management directors; and

•	meet with shareholders as appropriate.

In March 2012, the directors considered the Board’s leadership structure in connection with the announced departure in May 2012 of current Chief Executive Officer and Chairman, Mr. Pruitt. At that time, the Board determined that the designation of an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board with independent leadership and will allow Mr. Talamantes, the Company’s incoming President and Chief Executive Officer, to concentrate on the Company’s business operations. This leadership structure has no impact on the Board’s oversight of risk. The independent directors elected Mr. Kevin McClatchy, who has served as a director since 1998, to act as the Chairman of the Board effective after the annual meeting.

Compensation Committee

S. Donley Ritchey serves as the chairman of the Compensation Committee and Leroy Barnes, Jr., Molly Maloney Evangelisti and Theodore R. Mitchell serve as members of the Compensation Committee. During 2011, Mr. Larry Jinks served as the chairman of the Compensation Committee until he retired from the Board of Directors effective as of May 18, 2011, the date of the annual meeting of shareholders held in 2011. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the Chief Executive Officer and the other executive officers and recommends to the Board of Directors compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the Compensation Discussion and Analysis for inclusion in the proxy statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the proxy statement, prepares a Compensation Committee report for inclusion in the Company’s proxy statement, and annually reviews the Compensation Committee charter and performance. The report of the Compensation Committee is included in this Proxy Statement on page 39.

The Compensation Committee generally meets in July each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Compensation Committee meets again in December each year to determine cash compensation (including base salary and bonus targets) for the executive officers, other than the Chief Executive Officer’s bonus targets (as discussed below), for the following fiscal year. The Chief Executive Officer then determines the particular bonus goals for the other executive officers within the targets established by the Committee. At the beginning of each fiscal year, the Chief Executive Officer also determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for the Chief Executive Officer and to set the bonus formula for his bonus for the current fiscal year. As of 2011, the Compensation Committee makes all equity and other long-term incentive grants to executive officers, including the named executive officers, at its February meeting each year. For additional information on the Chief Executive Officer’s role in the executive compensation setting process for our named executive officers in 2011, see the “Compensation Discussion and Analysis” below.

For assistance and objective data in determining the compensation of the executive officers, the Compensation Committee engaged Exequity, an independent outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the named executive officers, compared to competitive information pulled from the Towers Watson executive compensation data bank media survey, a comprehensive survey of the compensation paid by other media companies. Exequity does not determine or recommend the amount or form of executive officer or non-employee director compensation, but instead provides requested data to the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” below. During 2011, Exequity received $33,497 for its services as a compensation consultant, providing information to the Compensation Committee.

Pursuant to a delegation by the Compensation Committee, during 2011 Mr. Pruitt had the authority to grant a limited number of stock appreciation rights (“SARs”) and awards under the L-TIP to non-executive employees. The Compensation Committee determines the total number of SARs and L-TIP awards that the Chief Executive Officer is permitted to grant annually. The grants are made to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to the NYSE listing rules. The Compensation Committee held four (4) meetings during fiscal 2011.

Audit Committee

S. Donley Ritchey serves as the chairman and Leroy Barnes, Jr., Kathleen Foley Feldstein, and Frederick R. Ruiz serve as members of the Audit Committee. In 2011, Mr. Larry Jinks served on the Audit Committee until he retired from the Board of Directors effective as of May 18, 2011, the date of the annual meeting of shareholders held in 2011. Mr. Barnes also serves on the audit committees of Frontier Communications, Inc. (formerly Citizens Communications, Inc.) and Herbalife, Ltd. Effective in March 2012, Mr. Barnes will become a member of the audit committees of Principal Funds, Inc. and Principal Variable Contracts, Inc. The Board has made an affirmative determination that service on such other audit committees does not impair Mr. Barnes’ ability to serve effectively on McClatchy’s Audit Committee. The Board has designated Mr. Ritchey and Mr. Barnes, both of whom qualify as “independent” within the meaning of the NYSE listing standards, as currently in effect, as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance, if provided by the Company; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for, outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held eleven (11) meetings during fiscal 2011. The report of the Audit Committee is included in this Proxy Statement on page 61.

Committee on the Board

Theodore R. Mitchell serves as the chairman and Elizabeth Ballantine, Leroy Barnes, Jr., Molly Maloney Evangelisti and Kevin S. McClatchy serve as members of the Committee on the Board. In 2011, Mr. Larry Jinks served on the Committee on the Board until he retired from the Board of Directors effective as of May 18, 2011, the date of the annual meeting of shareholders held in 2011. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board of Directors and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and performance. The Committee on the Board held one (1) meeting during fiscal 2011.

Nominating Committee

Theodore R. Mitchell serves as the chairman and Elizabeth Ballantine, Brown McClatchy Maloney and S. Donley Ritchey serve as members of the Nominating Committee. In 2011, Mr. Larry Jinks served on the Nominating Committee until he retired from the Board of Directors effective as of May 18, 2011, the date of the annual meeting of shareholders held in 2011. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held three (3) meetings during fiscal 2011.

Pension and Savings Plans Committee

During 2011, Leroy Barnes, Jr. served as the chairman and Kevin S. McClatchy, William McClatchy, Theodore R. Mitchell and Gary B. Pruitt served as members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two (2) meetings during fiscal 2011.

Board of Director’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

With respect to the Company’s compensation plans and arrangements, the Company believes that its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In evaluating whether the Company’s compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company, the Compensation Committee considered all of the components of our compensation program.

With respect to executives, as described in the Compensation Discussion and Analysis section beginning on page 40, certain objectives serve as the foundation of our compensation program, including (i) basing compensation on the performance of the executives in managing our Company; (ii) avoiding compensation based on short-term performance of our stock, whether favorable or unfavorable; (iii) focusing our senior management on long-term operating performance of the Company by awarding stock and other long-term incentive awards; and (iv) while focusing on the long-term success of the Company, recognizing that annual business and individual performance goals are essential components within our executive compensation program. The Company compensates its executives through a mix of annual base salary, annual cash incentives based on performance objectives of an individual and unit and/or company-wide basis; long-term cash and equity incentives; retirement benefits and health and welfare benefits. We believe these components have been structured so that inappropriate risk-taking is not encouraged or incentivized, and that the overall design of our compensation program aligns the interests of the Company’s employees with those of our shareholders. As outlined in the Compensation Discussion and Analysis section starting on page 40, the Company utilizes clear performance metrics for our executive compensation programs, which we believe are consistent with industry practice and designed to be simple, understandable and transparent to all.

For our non-management employees generally, annual base salary, retirement benefits and health and welfare benefits constitute the primary sources of compensation, except that our advertising salespeople receive commission compensation based predominately on advertising revenue. Management employees may additionally be eligible for annual cash incentives based on performance objectives of the individual and unit and Company financial goals. As is the case with our executive incentive compensation programs, the Company has in place internal controls to ensure that management cash incentives are paid based on actual business results. As a result, the Company believes that for employees at large, our compensation program has not been structured to encourage or incentivize inappropriate risk-taking.

The Committee on the Board and the Nominating Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, the Committee on the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. In assessing a candidate, the Nominating Committee will consider skills; diversity; age; independence; experience in areas such as operations, journalism, finance, interactive media and marketing; geography and the general needs of the Board. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diversity, such as diversity of gender; race and national origin; education; professional experience; and differences in viewpoints and skills. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all nominees. The Nominating Committee believes that the current directors, considered as a group, provide a significant composite mix of diversity that allows the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2012 annual meeting were recommended by the Nominating Committee in early 2012.

Executive Sessions

Executive sessions of non-management directors are held at each regular meeting of the Board. In addition, at least once each year, the independent directors meet in executive session. In 2011, executive sessions of the Board were scheduled and chaired by the chairperson of the Committee on the Board, Theodore R. Mitchell. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the corporate secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the chairperson of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 21, 2012, by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options exercisable within 60 days following the record date are deemed beneficially owned by the person holding those options. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the SEC rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

		Deemed Beneficial Ownership of Class A Common Stock
Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock		Percent of Class
Kevin S. McClatchy	26,200	13,448,195	(2)(3)	18.09%
William McClatchy	26,690	12,937,690	(2)(4)	17.52%
Leroy Barnes, Jr.	26,200	12,540,700	(2)(5)	17.07%
Theodore R. Mitchell	26,200	12,540,700	(2)(6)	17.07%
Molly Maloney Evangelisti	127,377	4,670,377	(7)	7.13%
Brown McClatchy Maloney	32,551	4,507,011	(8)	6.89%
Gary B. Pruitt	193,229	1,168,229	(9)	1.89%
Robert J. Weil	57,513	457,513	(10)	*
Patrick J. Talamantes	49,904	402,654	(11)	*
Karole Morgan-Prager	31,076	270,076	(12)	*
Anders Gyllenhaal	1,490	101,490	(13)	*
Elizabeth Ballantine	68,290	82,790	(14)	*
Frederick R. Ruiz	44,075	58,575	(15)	*
S. Donley Ritchey	28,825	43,325	(16)	*
Kathleen Foley Feldstein	28,383	28,383		*
Bestinver Gestion S.A., SGIIC	3,122,623	3,122,623	(17)	5.12%
BlackRock, Inc.	3,464,924	3,464,924	(18)	5.69%
BlueMountain Capital Management, LLC	4,556,810	4,556,810	(19)	7.48%
Contrarius Investment Management Limited	6,493,431	6,493,431	(20)	10.66%
Dimensional Fund Advisors LP	3,217,728	3,217,728	(21)	5.28%
All executive officers and directors as a group (18 persons)	840,778	26,302,233	(22)	30.44%

*	Represents less than 1%.

(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no 8, 28014; (ii) BlackRock Inc., 40 East 52nd Street, New York, NY 10022; (iii) BlueMountain Capital Management, LLC, 280 Park Avenue, 5th Floor East, New York, NY 10017; (iv) Contrarius Investment Management Limited, 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands; and (v) Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(2)

Includes 12,500,000 shares of Class B Common Stock held under three separate trusts, two of which hold 4,166,667 shares and the third which holds 4,166,666 shares. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(4)	Includes 6,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(5)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(6)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(7)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(8)	Includes 6,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(9)	Includes 975,000 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(10)	Includes 400,000 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(11)	Includes 352,750 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(12)	Includes 239,000 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(13)	Includes 100,000 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(14)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(15)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(16)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(17)	Based on a Schedule 13G/A filed on December 9, 2011.
(18)	Based on a Schedule 13G/A filed on February 8, 2012.
(19)	Based on a Schedule 13G filed on February 14, 2012.
(20)	Based on a Schedule 13G/A filed on February 14, 2012.
(21)	Based on a Schedule 13G filed on February 14, 2012. Dimensional Fund Advisors LP has sole voting power with respect to 3,094,947 shares and sole dispositive power with respect to 3,217,728 shares.
(22)

Includes those shares subject to options and stock appreciation rights indicated in notes (3) through (16) above and 471,750 shares subject to stock options and stock appreciation rights not otherwise included in notes (3) through (16) above, which are currently exercisable or exercisable within 60 days.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 21, 2012, by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the Shareholders’ Agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class B Common Stock Beneficially Owned		Percent of Class
Kevin S. McClatchy	13,407,495	(2)	54.06%
William McClatchy	12,205,000	(2)	52.03%
Leroy Barnes	12,500,000	(2)	50.40%
Theodore R. Mitchell	12,500,000	(2)	50.40%
Molly Maloney Evangelisti	4,528,500		18.26%
Brown McClatchy Maloney	4,468,460	(3)	18.02%
All executive officers and directors as a group (18 persons)	22,809,455	(4)	91.97%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.
(2)

Includes 12,500,000 shares of Class B Common Stock held under three separate trusts, two of which hold 4,166,667 shares and the third which holds 4,166,666 shares. Each of the trusts has different income beneficiaries. William McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)

Includes 1,290,660 shares of Class B Common Stock held directly by or in trusts for the benefit of each of his four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(4)	Includes those shares of Class B Common Stock indicated in notes (2) through (3) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the Company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 25, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b) (1)	(c)	(d)	(e)	(f)	(g)	(h)
Elizabeth Ballantine	$55,000	$34,650	—	—	—	—	$89,650
Leroy Barnes	$81,500	$34,650	—	—	—	—	$116,150
Molly Maloney Evangelisti	$58,000	$34,650	—	—	—	—	$92,650
Kathleen Foley Feldstein	$65,500	$34,650	—	—	—	—	$100,150
Larry Jinks(4)	$42,375	$0	—	—	—	—	$42,375
Brown McClatchy Maloney	$53,500	$34,650	—	—	—	—	$88,150
Kevin S. McClatchy	$52,000	$34,650	—	—	—	—	$86,650
William McClatchy	$52,000	$34,650	—	—	—	—	$86,650
Theodore Mitchell	$76,000	$34,650	—	—	—	—	$110,650
S. Donley Ritchey	$90,812	$34,650	—	—	—	—	$125,462
Frederick R. Ruiz	$65,500	$34,650	—	—	—	—	$100,150

(1)	Includes annual retainer, committee chair fees and Board and committee meeting fees.
(2)	Reflects an award of 15,000 shares of Class A Common Stock to each non-employee director on July 26, 2011.
(3)

No director received an option award in fiscal year 2011. The table set forth below after footnote 4 shows the vested and unvested unexercised options held by each non-employee director as of December 25, 2011.

(4)	Larry Jinks retired from the Board of Directors as of May 18, 2011, the date of the annual meeting of shareholders held in 2011.

Outstanding Director Stock Option Awards at Fiscal Year-End

(at fiscal year ended December 25, 2011)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Elizabeth Ballantine	14,500	—
Leroy Barnes	14,500	—
Molly Maloney Evangelisti	14,500	—
Kathleen Foley Feldstein	—	—
Brown McClatchy Maloney	6,000	—
Kevin McClatchy	14,500	—
William McClatchy	6,000	—
Theodore Mitchell	14,500	—
S. Donley Ritchey	14,500	—
Frederick R. Ruiz	14,500	—

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a biannual basis with the last review occurring in July 2011. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our Human Resources Department regarding trends in director compensation and competitive data prepared by Exequity, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

In July 2011, the Board of Directors considered the compensation of its outside directors in light of the competitive data provided by Exequity. The Board determined to increase from 10,000 shares of Class A Common Stock to 15,000 shares of Class A Common Stock the fully-vested stock grant that each non-employee director would receive while maintaining the annual retainers and meetings fees at the 2010 level. In addition, the Board determined to maintain the cash retainer at $35,000 and the fee for in-person attendance at Board meetings at $2,000 per day (with attendance at regular Board meetings by teleconference compensated at one-half that rate). The annual retainer for the Audit Committee chairman was maintained at $11,500; the annual retainer for the Compensation Committee chairman was maintained at $7,750; and the annual retainer for all other committee chairs was maintained at $7,000. Committee meeting fees also were maintained at $1,500 per meeting. In addition to payments of Board and committee fees, McClatchy reimburses non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2012 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2011 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

S. Donley Ritchey, Chairman

Leroy Barnes, Jr.

Molly Maloney Evangelisti

Theodore R. Mitchell

Compensation Discussion and Analysis

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the eight (8) executive officers of the Company, which for 2011 include the following named executive officers (“NEOs”) set forth in the Summary Compensation Table below: our outgoing Chairman, President and Chief Executive Officer, Gary Pruitt; the Vice President of Finance and Chief Financial Officer, Patrick Talamantes, who will be our new President and Chief Executive Officer after this annual meeting; a Vice President of Operations, Robert Weil; the Vice President, News and Washington editor, Anders Gyllenhaal; the Vice President, General Counsel and Corporate Secretary, Karole Morgan-Prager; and a former Vice President of Operations, Frank Whittaker, who retired in May 2011.

Overview of 2011 Compensation Decisions

At our annual meeting of shareholders held on May 18, 2011, we held an advisory shareholder vote on executive compensation. Although the vote was non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers. Approximately 97.0% of the shareholders who voted on the “say on pay” proposal at the 2011 annual meeting approved the compensation of our named executive officers, while only approximately 0.2% voted against (with approximately 2.8% abstaining). The Compensation Committee believes that the shareholder vote strongly endorses the compensation philosophy of the Company.

We undertook the following key compensation items for 2011:

•	Each NEO, with the exception of Ms. Morgan-Prager, received a base salary increase in the range of 2.0% in January 2011;

•

Ms. Morgan-Prager received a base salary increase of 17% for 2011 after we determined that her base salary for 2010 was significantly below median when compared to other executives of similar seniority and experience within the Company and the market generally , taking into account the important contribution Ms. Morgan-Prager makes as a member of the Company’s senior executive team;

•	We paid annual cash bonuses based on achievement of performance targets;

•	We continued to grant L-TIP awards, RSUs and SARs to NEOs;

•	During 2011, we increased the compensation of Chief Financial Officer Mr. Talamantes to reflect his added operational oversight responsibilities; and

•

We amended the Benefit Restoration Plan and Bonus Recognition Plan to eliminate the deferred compensation elements of these plans given the relatively small value of the awards to participants under each of these plans.

The Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee continues to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Compensation Committee believes that the total compensation program features an appropriate balance of base salary, cash incentives, individual and companywide pay for performance measures, short- and long-term performance periods and extended vesting schedules. In combination, we believe that these elements tie our executives’ compensation to McClatchy’s sustained long-term performance.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on the belief that the price of our stock will in the long term reflect our operating performance and, therefore, the performance of our executives in managing the Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on this long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist in establishing the compensation levels of our NEOs, the Compensation Committee has each year since 2005 retained a nationally recognized executive compensation consulting firm. Since July 2010, the Company has retained Exequity as its independent executive compensation consultant. With respect to those decisions made for 2011, at the request of the Compensation Committee, Exequity analyzed 2010 competitive media compensation data prepared by Towers Watson (the “Towers Watson Data”) for the 2011 compensation of senior management at McClatchy. The Towers Watson Data was collected from the 2010 Towers Watson executive compensation data bank media survey (the “Data Bank”). Towers Watson was the Company’s prior compensation consultant. The Towers Watson Data consisted of a summary of the compensation paid to senior management at participating media companies at the 25th, 50th and 75th percentiles. The Data Bank includes more than 100 media company participants, the vast majority of which are not specific to the newspaper segment of the media industry. While the Data Bank includes the newspaper companies we view as our direct competition, the Compensation Committee does not look exclusively to the companies included in this Data Bank in setting McClatchy’s executive compensation, but instead considers the compensation trends and amounts paid in this Data Bank as a whole. We believe it is important to review the compensation paid to this wider group of companies as it provides a broader base of information and compensatory trends in our industry as a whole, and we do not limit our recruiting efforts solely to other newspaper companies. We do not “benchmark” or otherwise formally target a certain percentile within this Data Bank when setting the compensation paid to our NEOs.

With regard to the compensation of Mr. Pruitt, we traditionally have taken into account the compensation levels of the chief executive officers at nine (9) other newspaper companies as reported by those companies, given that we consider these companies our primary competitors. These companies include:

• A.H. Belo Corporation	• Lee Enterprises, Inc.

• Belo Corp.	• Media General, Inc.

• E.W. Scripps Company	• The New York Times Company

• Gannett Co., Inc.	• The Washington Post Company

• Journal Communications, Inc.

Each of the companies is usually included in the Data Bank discussed above, although, in any given year, a particular company may determine not to participate in the Towers Watson survey and, therefore, may not be included in the Data Bank. Towers Watson originally compiled this data for us given that the company-specific information is included in its proprietary Data Bank. The Compensation Committee believes it is helpful, as noted above, to consider the compensation levels at these companies given that we consider them our primary competitors for executive talent. The Compensation Committee took this approach again in setting Mr. Pruitt’s 2011 compensation.

In addition to the Towers Watson Data and the information provided by the Data Bank, for 2011 compensation decisions, the Compensation Committee reviewed the Chief Executive Officer compensation assessment prepared by Exequity. The information prepared by Exequity covers the companies listed above except for Journal Communications, Inc. and Lee Enterprises, Inc. and informs the Compensation Committee generally of current practices when making compensation decisions. The Compensation Committee, however, does not base any particular compensation decision on this data.

The review of market data provides a starting point for our Compensation Committee’s analysis. While our Compensation Committee does not formally “benchmark” or have any formal guidelines or policies with respect to the mix of base salary, bonus and long-term incentives, we generally attempt to set executive compensation levels at or near the median of the information included in the Towers Watson Data for base salary, annual cash incentive and total direct compensation (which includes base salary, annual cash incentive and long-term incentives), after adjustments in the data to reflect our size compared to those other companies. We believe that, based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, generally targeting compensation levels at or near the median is appropriate.

Internal Analysis.

In addition to reviewing market data, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions toward McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	achievement in revenue;

•	earnings and cash flow;

•	readership, circulation and digital traffic;

•	product excellence and market acceptance;

•	strategic planning outcomes and initiatives;

•	development of new products and services;

•	interactive and direct marketing initiatives;

•	management development;

•	achievement of diversity goals in hiring practices;

•	community involvement; and

•	good corporate citizenship.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by the Chief Executive Officer with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during fiscal year 2011 below.

Elements of Our Compensation Program

We compensate our NEOs through a mix of:

•	annual base salary;

•	annual cash incentives based on achievement of performance objectives on an individual and unit and/or companywide basis, as applicable;

•	cash incentives under the L-TIP, based upon growth in pre-tax earnings per share over a three-year period of time;

•	stock option, stock appreciation rights, and restricted stock units; and

•	retirement benefits.

As stated above, the Compensation Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to data from the median of the companies included in the Towers Watson Data with respect to each officer’s base salary, annual cash incentive and total direct compensation. As a result, the Compensation Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey. Based on the Exequity report prepared for our Compensation Committee in December 2010, overall our executives were below median levels by approximately 20% in total direct compensation (total cash compensation plus annualized expected value of long-term incentives.)

Base Pay

In determining each NEO’s base pay, our Compensation Committee generally takes into account Exequity’s analysis on current market trends and considers the recommendations of the Chief Executive Officer for the other officers. In recent years, the Compensation Committee also has considered the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company’s newspapers serve.

In December 2010, our Compensation Committee reviewed NEO base salaries and determined that with the exception of Ms. Morgan-Prager, each NEO would again receive a base salary increase in the range of 2% for 2011. The Compensation Committee determined that economic conditions for 2011 would be consistent with conditions in 2010 and, accordingly, made base salary increases for the NEOs other than Ms. Morgan-Prager consistent with base salary increases in 2010. The Compensation Committee determined that the 2010 base salary of Ms. Morgan-Prager was significantly below the median when compared to other executives of similar seniority and experience within the Company and a general review of the survey information provided by Towers Watson. Accordingly, after taking that information into account and considering the level of Ms. Morgan-Prager’s contribution as a member of the senior executive team, the Compensation Committee determined to increase her base salary for 2011 by 17% from $367,200 to $430,000. Additionally, in response to Mr. Talamantes assuming responsibility for the Company’s Florida operations, the Compensation Committee increased his salary to $500,000 per year. In December 2011, our Compensation Committee again reviewed NEO base salaries and determined that for the reasons listed above, each NEO, with the exception of Ms. Morgan-Prager and Mr. Talamantes, would receive a base salary increase in the range of 2% for 2012. In order to re-align Ms. Morgan-Prager’s base salary to the median of the market survey information and in recognition of Mr. Talamantes’ increased operational responsibilities, the Compensation Committee determined to increase Ms. Morgan-Prager and Mr. Talamantes’ base salary by 5.8% and 7%, respectively. In connection with his promotion to President and Chief Executive Officer of McClatchy, effective May 16, 2012, Mr. Talamantes’ base salary will increase to an annual rate of $750,000.

Annual Cash Bonus

Mr. Pruitt is eligible to receive annual incentive compensation under our CEO Bonus Plan, and NEOs other than Mr. Pruitt are eligible to receive annual incentive compensation under our Management by Objective Annual Bonus Plan, also known as the MBO Plan. Awards under the CEO Bonus Plan and the MBO Plan are based on full or partial achievement of financial and non-financial performance goals pre-established by the Compensation Committee.

Annual Cash Bonus for 2011

CEO Bonus Plan.    On January 24, 2011, the Compensation Committee set Mr. Pruitt’s fiscal 2011 bonus formula (the “2011 CEO Bonus Formula”) under our CEO Bonus Plan. Under this formula Mr. Pruitt’s fiscal 2011 bonus opportunity was set at 0.01 times the Company’s 2011 operating cash flow (operating income plus depreciation and amortization), subject to a limit of $3 million (the “Performance Limit”). Under the 2011 CEO Bonus Formula, the target payout was established at 125% of Mr. Pruitt’s annual base pay. Mr. Pruitt’s base pay for fiscal 2011 was $975,000. For 2011, Mr. Pruitt’s bonus opportunity was based on an assessment of the following factors: (i) 60% was based on the Company’s operating cash flow performance as compared to budgeted operating cash flow goals, (ii) 33% was based on achievement of non-financial goals such as continued diversification of the Company in the areas of online, direct marketing and niche products, growth in total audience (print and online combined), fulfillment of the Company’s mission to offer quality journalism to its readers and users and continued progress in reducing the Company’s outstanding indebtedness and (iii) 7% was based on the Compensation Committee’s discretionary assessment of Mr. Pruitt’s performance in fiscal year 2011. The Compensation Committee determined to maintain Mr. Pruitt’s fiscal 2011 bonus opportunity at 0.01 times the Company’s operating cash flow concluding that it was at the appropriate level to achieve the Company’s compensation objectives. Similarly, the Compensation Committee retained a discretionary element first introduced in 2010 to the 2011 bonus formula in order to give the Compensation Committee the ability to reward Mr. Pruitt for the successful execution of corporate goals that fall outside of the financial and non-financial criteria.

In January 2012, the Compensation Committee considered Mr. Pruitt’s annual bonus for 2011 performance. The Compensation Committee noted that under Mr. Pruitt’s leadership, the Company continued to make significant progress in meeting the challenges faced by newspaper companies, including McClatchy. The Compensation Committee also considered that in 2011 McClatchy continued its transition to a hybrid print and digital media company. The Company’s online only digital advertising revenue increased 9.1% from 2010 and digital revenues (including digital-only and digital upsells from print) contributed nearly 20% of the Company’s total advertising revenue results. Audience trends for the year also improved. Daily circulation declined 4.3%, but Sunday circulation grew 0.2% for the year. Local online daily visitors, which are an important measure of the success of the Company’s online efforts, showed healthy growth, up 6.1% for 2011. McClatchy newspapers continued to produce and receive recognition for the high-quality journalism that is the core of our Company’s mission. In 2011 the Lexington Herald Leader, The Miami Herald and El Nuevo Herald were each finalists for a Pulitzer Prize and The Miami Herald was awarded the 2011 Robert F. Kennedy Journalism Award for its coverage of the Guantanamo Bay prison camps. The Company continued to expand its digital initiatives, including, among others, its dealsaver® product, Find n Save, and expanded mobile and paid content.

Under Mr. Pruitt’s leadership, the Company continued to improve its leverage profile in 2011. Over the course of 2011 the Company paid down approximately $140 million in debt. As of year-end 2011, the Company’s debt was 4.57 times cash flow and interest coverage was 2.26 times. In addition, the Company achieved the sale of its real property located in Miami, Florida for $236 million and made significant contributions to its qualified pension plan during the year. The Compensation Committee also noted that Mr. Pruitt had continued to retain a talented, committed senior leadership team and reinforce a diversified, high-performance culture throughout the Company. However, despite the important progress made in 2011, the Compensation Committee recognized that in 2011 the Company’s advertising revenues were down 8.9% from 2010, circulation revenues were down 3.8% and total revenues were down 7.7%. Cash operating expenses were down 7.6%, excluding costs associated with restructuring plans. The Company’s operating cash flow (which the Compensation Committee considers to be the most relevant measure of the Company’s financial and operating performance) was down 7.9% from 2010, although it exceeded budgeted goals for the year. In light of these factors, the Compensation Committee determined that Mr. Pruitt earned a bonus of $304,688 for 2011, compared to his target of $1,218,750.

Non-CEO Bonus Plan.    On December 14, 2010, the Compensation Committee set incentive bonus targets under the MBO Plan for non-CEO NEOs for fiscal year 2011 performance. For fiscal year 2011, the annual cash incentive was targeted to a predetermined percentage of the base salary of the participating NEO for 2011, varying from 60% to 70% as set forth in the table below. The Compensation Committee determined these targets based on the recommendation of Mr. Pruitt and the Compensation Committee’s review of the Data Bank concerning target bonus levels at other media companies within the Data Bank.

Officer	Target Annual Bonus %	2011 Base Salary	Target Bonus
Mr. Talamantes	65%	$486,731	$316,375
Mr. Weil	70%	$562,000	$393,400
Mr. Gyllenhaal	60%	$375,000	$225,000
Ms. Morgan-Prager	60%	$430,000	$258,000

Each participating NEO has the opportunity to earn a percentage of the bonus, if any, that is payable after application of the operating cash flow contingency based on achievement of financial and non-financial goals established for the fiscal year relating to corporate results, business unit results and individual performance. Each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and/or management practice goals applicable to the executive. The resulting percentage is applied to the bonus that is “payable” to determine the NEO’s bonus, if any, for the year.

For 2011, the financial targets (weighed at approximately 2/3 of the bonus opportunity) that were taken into consideration in assessing a participating NEO’s achievement toward his or her maximum points consisted of the following:

•	achieving budget on operating cash flow, capture/recover rates, circulation, digital-only advertising revenue and/or interactive media goals; and

•	departmental cost controls.

The non-financial performance goals for 2011 (weighed at approximately 1/3 of the bonus opportunity) related to corporate, departmental and project specific objectives, such as:

•	completion of acquisitions, divestitures and other special projects; and

•	leadership.

The extent to which any bonus was eligible to be paid was subject to the Company’s operating cash flow achievement for fiscal year 2011 (after accruing for bonuses). No bonus was payable if operating cash flow was less than $350 million, 25% of the bonus was payable if operating cash flow was at least $350 million but less than $360 million, 50% of the bonus was payable if operating cash flow was at least $360 million but less than $370 million, 75% of the bonus was payable if operating cash flow was at least $370 million but less than $380 million, and the entire bonus was payable if operating cash flow was over $380 million. Operating cash flow for fiscal year 2011 was $352 million. Based on the Compensation Committee’s determination, each participating NEO received a bonus equal to 25% of the target.

The table below shows the 2011 bonus target, the maximum bonus opportunity and the maximum bonus payable to each of the participating NEOs, taking into account the target and the Compensation Committee’s assessment of the NEOs’ performance against the financial and non-financial goals. The table below also shows the actual bonus paid in respect of 2011 to each participating NEO (expressed as a dollar amount and as a percentage of base salary) based on the performance goals discussed above.

Name	MBO Target as a % of Base Salary	Maximum MBO Opportunity Expressed as a %	MBO Maximum as a % of Base Salary	Bonus Award for 2011	Bonus Award as a % of Base Salary
Mr. Talamantes	65%	163%	106%	$79,094	16%
Mr. Weil	70%	175%	123%	$98,350	18%
Mr. Gyllenhaal	60%	140%	84%	$56,250	15%
Ms. Morgan-Prager	60%	140%	84%	$64,500	15%

Long-Term Incentives

L-TIP.    The Compensation Committee believes L-TIP cash incentive awards keep participating executives focused upon maintenance of strong shareholder value. In determining awards, the Compensation Committee, through a subjective evaluation process, sets the number of incentive units awarded to the Chief Executive Officer and, as to the other NEOs, considers the recommendation of the Chief Executive Officer. Mr. Pruitt’s recommendations and the determination of the number of units granted in 2011 were primarily based on subjective factors not subject to specific criteria and taking into account the information provided by Exequity with respect to the long-term incentive component of total compensation relative to the median levels of companies within the Data Bank. In addition, the recommendation reflects the desire to maintain a consistent level of awards among the NEOs given the need to keep each of them focused on long-term performance of the Company.

The L-TIP awards are comprised of incentive units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points (not to exceed 100) by which McClatchy’s pre-tax earnings per share (without giving effect to any gain or loss on the sale of assets) increases over a three-year performance period. The Compensation Committee believes that pre-tax earnings per share is the most appropriate metric for the long-term cash incentive program because it appropriately rewards the Company’s executives for the earnings generated by the business and operations of the Company. In February 2011, the Compensation Committee made long-term incentive awards for 2011 that are reflected in the Grants of Plan-Based Awards table.

The Compensation Committee made awards under the L-TIP in February 2012. These are expected to be the final awards under the L-TIP. Going forward, provided the 2012 Incentive Plan is approved by shareholders, the Compensation Committee will be able to formulate performance-based long-term incentive awards under the 2012 Incentive Plan, and the L-TIP will terminate.

SARs and RSUs.    The Compensation Committee believes that equity compensation is a critical component of a total compensation package that helps McClatchy recruit, retain and motivate the executives needed for the present and future success of the Company. Since fiscal 2005, the Company has awarded SARs instead of stock options in order to deliver approximately the same benefit as a stock option, but with a smaller charge to earnings under FASB ASC Topic 718. Since 2009, the Compensation Committee granted executives restricted stock units (“RSUs”) in addition to SARs. SARs provide actual economic value to the holder if the price of McClatchy stock has increased from the grant date at the time the SAR is exercised, and as such these awards incentivize recipients to work toward building additional shareholder value. In contrast, RSUs have economic value when they vest even if the stock price declines or stays flat. SARs motivate executives by providing more potential upside. RSUs serve as a retention device and further align the interests of Company executives with those of shareholders. All NEOs, including the Chief Executive Officer, are eligible to receive an annual award of SARs and RSUs.

In February 2011, the Compensation Committee determined the grants for each NEO for 2011. The RSUs awarded to Mr. Pruitt and the SARs and RSUs awarded to all other NEOs are reflected in the Summary Compensation table and the Grants of Plan-Based Awards table. Mr. Pruitt’s retirement after the annual meeting will trigger the forfeiture of all of his unvested restricted stock unit awards, including the 2011 RSUs.

Equity Grant Policies.    As of 2011, our Compensation Committee makes all equity grants to our executive officers, including the NEOs, at its February meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all options granted, historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment.

In addition, each year the Compensation Committee has delegated to the Chief Executive Officer the limited authority to grant SARs and long-term incentive awards to non-executive employees. These grants are made to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

Relocation Assistance.    Mr. Gyllenhaal received relocation assistance in connection with his reassignment to the Washington, DC area. For more information see footnote 5 to the Summary Compensation Table starting on page 50.

Retirement Benefits

The Company maintains The McClatchy Company Retirement Plan, a qualified defined benefit plan (the “Pension Plan”), our supplemental executive retirement plan (the “SERP”), and supplemental retirement benefits under which Mr. Pruitt receives certain additional enhancements (referred to as the “CEO SERP”) pursuant to the terms of his employment agreement (see the description on page 57 below under “Mr. Pruitt Employment Agreement”). We offered the Pension Plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement savings plan based on years of service. We offered the SERP to our senior executives, including each of the NEOs, as we believed it was fair and appropriate to provide post-retirement income to these officers commensurate with their years of service to McClatchy and taking into consideration each officer’s actual income levels, regardless of the income limitations pursuant to the qualified plan, as provided by IRS limitations.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, benefit accruals under the Pension Plan were frozen effective March 31, 2009. Similarly, upon action of the Compensation Committee, benefit accruals under the SERP and the CEO SERP were frozen effective February 4, 2009. In addition, the Company announced on February 5, 2009, that effective March 31, 2009, it would temporarily suspend the Company’s matching contribution under The McClatchy Company Deferred Compensation and Investment Plan (the “401(k) Plan”) in light of the continuing economic downturn. Prior to the freeze, the SERP operated in tandem with the Pension Plan. Under the Pension Plan, benefits accrue at a rate of 1.3% of “average monthly earnings” times years of benefit service up to a maximum of 35 years. For purposes of the Pension Plan, “average monthly earnings” means the monthly base pay averaged over the five consecutive calendar years that produces the highest average.

The Company maintained the SERP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the NEO’s actual income levels. The Internal Revenue Code limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2011, $245,000) and by limiting the amount of benefit that can be paid from the plan (for 2011, an annuity at normal retirement age cannot exceed $195,000). The SERP also provided an enhanced pension formula. Accordingly, the SERP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. Furthermore, the SERP formula provides a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. For purposes of the SERP, “enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan.

Pursuant to the Company’s freeze of the SERP, benefits under the SERP remain at the amount accrued as of February 4, 2009. This means that no NEO received a benefit under the SERP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

The CEO SERP

The CEO SERP (the terms of which are set forth in the CEO Employment Agreement) applies to Mr. Pruitt and provides that he will receive the SERP benefits as described above, however, his benefits accrue at a rate of

2% of enhanced monthly average compensation with a benefit service maximum of 30 years. Under the CEO SERP, Mr. Pruitt would be entitled to unreduced benefits at age 57, which is the earliest unreduced retirement age under the CEO SERP, and benefits may be paid on a reduced basis as early as age 50.

As a feature of the CEO Employment Agreement, Mr. Pruitt was entitled to continue to accrue benefits until expiration of that contract. However, notwithstanding the terms of the CEO Employment Agreement and the rights Mr. Pruitt has under the CEO Employment Agreement to continue to accrue benefits, Mr. Pruitt requested, and the Compensation Committee agreed, that benefits under the CEO SERP would be frozen and remain at the amount accrued as of February 4, 2009. This means that Mr. Pruitt did not receive a benefit under the CEO SERP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

In accordance with his benefit commencement election made in August 2008 to comply with the requirements of Internal Revenue Code Section 409A, Mr. Pruitt’s retirement after the annual meeting will result in the payment of his frozen CEO SERP benefit as a life annuity with a June 1, 2012 starting date. Payments will, however, be delayed for six months, again to comply with Section 409A, and the first payment thereafter will include the missed payment amounts.

The McClatchy Company Benefit Restoration Plan and The McClatchy Company Bonus Recognition Plan

On February 4, 2009, the Compensation Committee approved the adoption of the following two new executive supplemental retirement plans to provide benefits at significantly reduced levels compared to the SERP:

•	The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”); and

•	The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan” and together with the Benefit Restoration Plan, the “Plans”).

On July 25, 2011, the Compensation Committee amended and restated the Plans to terminate the deferred compensation feature (the “Amendments”). The benefits under the Plans, including the Amendments, are described below. Mr. Pruitt and the NEOs participate in both of these executive supplemental retirement plans, under which contributions are conditioned upon operating cash flow growth. Because there was no operating cash flow growth in 2011, no contributions were made under the Plans for 2011.

The McClatchy Company Benefit Restoration Plan, as Amended

An employee of the Company and its affiliates whose compensation in any calendar year exceeds the applicable limit of annual earnings that can be taken into account in a pension formula ($245,000 for 2011) automatically becomes a participant in the Benefit Restoration Plan. Each NEO is eligible to participate in the Benefit Restoration Plan.

The Benefit Restoration Plan provides that, for each calendar year for which the Company makes a matching contribution to salaried employees under 401(k) Plan generally, the Company will make a matching contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The matching contribution under the Benefit Restoration Plan will equal the rate of any matching contribution applied under the 401(k) Plan for such calendar year multiplied by the participant’s base salary for the calendar year, minus the maximum matching contribution allocable to the participant under the 401(k) Plan for the calendar year. So long as there is no matching contribution for employees under the 401(k) Plan, there is no matching contribution made for any participant under the Benefit Restoration Plan.

In addition, the Benefit Restoration Plan provides that for each year for which the Company makes a profit-sharing contribution to salaried employees under the 401(k) Plan generally, the Company may make a supplemental contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The supplemental contribution under the Benefit Restoration Plan will equal the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the participant’s base salary for the calendar year, minus the maximum profit sharing contribution allocable to the participant under the 401(k) Plan for the calendar year. If there is no supplemental contribution made for employees under the 401(k) Plan, there is no supplemental contribution made for any participant under the Benefit Restoration Plan.

Any Company contributions under the Benefit Restoration Plan will be credited to a participant’s bookkeeping account, which account will be adjusted to reflect increases or decreases based on the allocation of the account in one or more investment indexes selected by the plan administrator. As with the Company’s 401(k) Plan, a participant is vested in the Benefit Restoration Plan after three years of employment with the Company. All of the NEOs are vested in the Benefit Restoration Plan. Except for terminations of employment under the Benefit Restoration Plan as amended occurring in 2011, distributions will be made as soon as practicable following July 25, 2012 in a lump sum. Prior to the Amendments in May 2011, the Plans provided that any benefits received by participants were accrued with interest and would be distributed in three equal installments commencing in January of the calendar year following their employment termination date or, if later, as of the first day of the seventh month following their employment termination date. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

The McClatchy Company Bonus Recognition Plan, as Amended

The Bonus Recognition Plan contains provisions that are identical to the Benefit Restoration Plan except that participation in the Bonus Recognition Plan is limited to those executives of the Company and its affiliates who are designated from time to time to participate in the plan. In addition, the rate of Company matching contributions and supplemental contributions, if any, will be applied to a participant’s annual incentive payment. As with the Benefit Restoration Plan, if there are no matching contributions or supplemental contributions under the 401(k) Plan, there are no matching or supplemental contributions under the Bonus Recognition Plan. Each NEO is eligible to participate and is vested in the Bonus Recognition Plan. Except for terminations of employment under the Benefit Restoration Plan as amended occurring in 2011, distributions will be made as soon as practicable following July 25, 2012 in a lump sum.

For additional information on the Pension Plan and SERP (including the CEO SERP) in effect during fiscal year 2011, see the Pension Benefits Table and accompanying narrative below.

Tax Considerations.

We structure our compensation programs for the most part to comply with the Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deduction available to McClatchy for compensation paid to the Chief Executive Officer and, based on IRS interpretive guidance, the three most highly compensated executive officers other than the Chief Financial Officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. With the exception of the service vesting restricted stock units, equity grants made to our NEOs qualify as performance-based compensation pursuant to Section 162(m). In addition, the annual bonuses paid to our Chief Executive Officer qualify as performance-based compensation and thus are fully deductible by McClatchy under Section 162(m). To date, annual bonus payments to NEOs other than Mr. Pruitt have not resulted in payments in excess of the limitation under Section 162(m). We may at any time determine to pay compensation to the executive officers, including the Chief Executive Officer, which may not be deductible under Section 162(m) of the Code.

Summary Compensation Table.    The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 25, 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)		(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Gary B. Pruitt	2011	$975,000	$—	$1,468,800		$—	$304,688	$1,547,974	$57,172	$4,353,634
Chairman, President and	2010	$953,700	$—	$—		$—	$1,850,000	$732,976	$168,852	$3,705,528
Chief Executive Officer	2009	$976,250	$—	$1,539,000		$—	$—	$1,174,019	$63,960	$3,753,229

Patrick J. Talamantes	2011	$486,731	$—	$244,800		$226,963	$79,094	$71,800	$18,710	$1,128,098
Vice President, Finance	2010	$459,500	$—	$—		$—	$310,000	$30,524	$36,389	$836,413
and Chief Financial Officer	2009	$462,500	$—	$239,400		$243,650	$—	$54,056	$20,855	$1,020,461

Robert J. Weil	2011	$562,000	$—	$244,800		$272,331	$98,350	$224,669	$18,625	$1,420,775
Vice President,	2010	$550,800	$—	$—		$—	$360,000	$125,192	$40,523	$1,076,515
Operations	2009	$555,000	$—	$273,600		$292,380	$—	$185,097	$22,112	$1,328,189

Anders Gyllenhaal(6)	2011	$375,000	$—	$204,000		$181,554	$56,250	$95,128	$368,686	$1,280,618
Vice President,	2010	$—	$—	$—		$—	$—	$—	$—	$—
News	2009	$—	$—	$—		$—	$—	$—	$—	$—

Karole Morgan-Prager(7)	2011	$430,000	$—	$224,400		$181,554	$64,500	$100,562	$5,059	$1,006,075
Vice President,	2010	$367,200	$—	$—		$—	$300,000	$45,709	$20,924	$733,833
General Counsel and Secretary	2009	$—	$—	$—		$—	$—	$—	$—	$—

Frank R. J. Whittaker(8)	2011	$291,808	$—	$244,800	(9)	$272,331	$—	$428,693	$16,711	$1,254,343
Former Vice President,	2010	$550,800	$—	$—		$—	$390,000	$211,793	$45,203	$1,197,796
Operations	2009	$555,000	$—	$273,600		$292,380	$—	$309,273	$19,734	$1,449,987

(1)

Values of stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 25, 2011. Mr. Pruitt’s retirement after the annual meeting will trigger the forfeiture of all of his unvested restricted stock unit awards including the $304,688 reported herein. Accordingly, his actual compensation for fiscal 2011 was $4,048,946.

(2)

Amounts shown in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year for SARs and stock options award in 2011 and prior years. Values of these awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 25, 2011. No stock option awards were made to the NEOs during fiscal 2010.

(3)	Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the CEO Bonus Plan with respect to Mr. Pruitt and the MBO Plan for the other NEOs.
(4)

Amounts represent solely the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under The McClatchy Company Retirement Plan (the “Pension Plan”) and the SERP, including certain SERP benefit enhancements applicable to the Chief Executive Officer, from the measurement date used for financial statement reporting purposes from 2010 to 2011, 2009 to 2010, and 2008 to 2009, respectively. These plans were frozen to new accruals effective as of March 31, 2009 and February 4, 2009, respectively. Although we did not make any changes in our pension plans (including our SERP) to increase the amount of the pension benefits payable under the plans, and, in fact, froze our pension plans (including our SERP) early in 2009 so that participants, including the NEOs, did not earn any additional benefits due to additional years of service or additional compensation, there was a significant change in value shown in the table above for 2009 and later. The change in value resulted even though by freezing the plans no NEOs accrued any additional benefit since 2008, and the normal retirement annuity benefit under the pension plan and the SERP were the same as at the end of 2008. The Summary Compensation Table requires that the Company report the change in the lump sum value of the SERP benefit, notwithstanding that the benefit is payable only as an annuity and that NEOs’ increased age and variations in the interest rate and mortality assumptions may result in significant swings in the value of the SERP benefit. In the case of each NEO, the increase in the present value of the accumulated benefit shown in the table above was due (i) to the change in the actuarial assumptions (i.e., interest rate and mortality) used to determine the present value of the benefit from 2010 to 2011 (discussed below) and (ii) to an additional year of age in 2011. For each NEO, the distribution between the increase due to the change in interest rate and to the additional year of age varies. However, using the Chief Executive Officer and Chief Financial Officer as examples, the change for the Chief Executive Officer due to the actuarial assumptions was 61% and due to one additional year of age was 39%. For the Chief Financial Officer, the change was due 70% to the actuarial assumptions and 30% to the additional year of age.

For 2011, the assumptions used to determine the present value of the aggregate accumulated benefit were a 5.24 % interest rate and the RP 2000 mortality table. For 2010 and 2009, the mortality table was the RP 2000 mortality table and the interest rate was 5.93% and 6.04%, respectively.
(5)

Amounts in column (i) for fiscal 2011 include the benefits, received by each NEO, enumerated below. Pursuant to Instruction 4 to Item 402(c)(2)(ix), dollar values for benefits have only been specified below to the extent they are the greater of $25,000 or 10% of the total amount shown in column (i) for such NEO.

•	Premiums to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage.
•	Premiums to provide long-term disability coverage at a level greater than that provided under McClatchy’s standard long-term disability program.
•	Company-paid premiums toward the cost of health coverage under McClatchy group health insurance plan.
•

With his move to the Washington, DC metropolitan area from Coral Gables, Florida to take the position of Vice President, News and Washington editor, the Company provided Mr. Gyllenhaal with relocation benefits. For 2011, these benefits included travel, shipping household goods, temporary housing and assistance with the sale of his prior home (including mortgage assistance and reimbursement of vacant home insurance coverage pending the sale). Benefits in these categories totaled $154,125. In addition, under the terms of a letter agreement dated July 29, 2011, between the Company and Mr. Gyllenhaal, the Company provided Mr. Gyllenhaal a $200,000 relocation benefit in recognition of the untimely sale of his prior home and the loss of value at the time of the move. The letter agreement specifies an obligation by Mr. Gyllenhaal to reimburse the Company a portion of the payment in the event that his employment with the Company terminates voluntarily or by the Company for cause on or prior to July 28, 2013. The reimbursement equals $8,333.33 per month for each month Mr. Gyllenhaal does not complete a 24-month period. “Cause” is defined as (i) a willful failure by Mr. Gyllenhaal to substantially perform his duties or (ii) a willful act by Mr. Gyllenhaal which constitutes gross misconduct.

•	With respect to Mr. Pruitt, the amount also includes the tax-reimbursement on the Company premiums toward long-term disability coverage.
(6)	Mr. Gyllenhaal was not an NEO for fiscal 2009 and 2010.
(7)	Ms. Morgan-Prager was not an NEO for fiscal 2009.
(8)	Mr. Whittaker is included in the table because he was Vice President, Operations during the fiscal year until he retired from the Company effective May 27, 2011.
(9)

Upon his retirement on May 27, 2011, Mr. Whittaker forfeited the value of all unvested stock awards including $244,800 reported herein. Accordingly, his actual total compensation for fiscal 2011 was $1,011,922.

Grants of Plan-Based Awards.    The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 25, 2011.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(i)	(k)	(l)
Pruitt, Gary B.	02/23/2011	(2)		$3,000,000	$3,000,000				360,000	—	$—	$1,468,800
Talamantes, Patrick J.	02/23/2011	(2)		$2,000,000	$2,000,000				60,000	75,000	$4.08	$471,763
Weil, Robert J.	02/23/2011	(2)		$2,000,000	$2,000,000				60,000	90,000	$4.08	$577,131
Gyllenhaal, Anders	02/23/2011	(2)		$1,600,000	$1,600,000				50,000	60,000	$4.08	$385,554
Morgan-Prager, Karole	02/23/2011	(2)		$1,600,000	$1,600,000				55,000	60,000	$4.08	$405,954
Whittaker, Frank R.J.(6)	02/23/2011	(2)		$2,000,000	$2,000,000				60,000	90,000	$4.08	$517,131

(1)

Amounts include the L-TIP awards granted on February 23, 2011 and described in the Compensation Discussion and Analysis above. There are no thresholds or targets (or equivalent items) associated with the L-TIP awards.

(2)

L-TIP payouts are based on increases in McClatchy’s pre-tax earnings per share over a three-year performance period, and paid at the rate of $1 per unit multiplied by the number of percentage points of increase in pre-tax earnings per share up to 100 (subject to a maximum payout per award per individual of $3,000,000). The performance period for L-TIP awards granted in 2011 began December 25, 2011 and will end on December 28, 2014. Therefore, because no financial results for any portion of the performance period for the fiscal 2011 awards have actually been published, the “Target” shown reflects the maximum payable under the L-TIP awards granted in 2011. As a result, the actual value of these L-TIP awards upon payout may differ significantly from the numbers set forth above. By way of example only, if the performance period were December 26, 2010 to December 25, 2011, there would have been no payout, since fiscal 2011 pre-tax earnings per share did not exceed fiscal 2010 pre-tax earnings per share. Mr. Pruitt’s retirement after the annual meeting will trigger the forfeiture of all of his outstanding L-TIP awards.

(3)	The restricted stock units vest on March 1, 2013.
(4)

The SARs vest in four equal annual installments beginning on March 1, 2012. Mr. Pruitt’s retirement after the annual meeting will trigger the forfeiture of all of his unvested restricted stock unit awards, including the 360,000 restricted stock units reported herein.

(5)

Amounts represent the full grant date fair value of the restricted stock unit and SAR awards, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 25, 2011.

(6)	Mr. Whittaker’s retirement from the Company on May 27, 2011 triggered the forfeiture of all of his unvested stock awards including 60,000 RSUs granted on February 23, 2011.

Outstanding Equity Awards at Fiscal 2011 Year End.    The following table set forth information concerning the outstanding equity awards held by the NEOs as of December 25, 2011.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Pruitt, Gary B.	125,000	250,000	(2)	—	$1.70	12/16/2018	810,000	(7)	$1,919,700	—	—
	225,000	75,000	(3)		$13.22	12/11/2017
	25,000				$40.22	01/23/2017
	100,000				$42.50	12/12/2016
	75,000				$59.09	12/13/2015
	25,000				$71.10	12/14/2014
	100,000				$67.31	12/16/2013
	100,000				$57.20	12/17/2012

Talamantes, Patrick J.	—	75,000	(5)		$4.08	02/23/2021	130,000	(7)	$308,100	—	—
	25,000	75,000	(4)		$3.42	12/15/2019
	50,000	50,000	(2)	—	$1.70	12/16/2018
	56,250	18,750	(3)		$13.22	12/11/2017
	32,000				$42.50	12/12/2016
	26,000				$59.09	12/13/2015
	26,000				$71.10	12/14/2014
	26,000				$67.31	12/16/2013
	24,000				$57.20	12/17/2012

Weil, Robert J.	—	90,000	(5)		$4.08	02/23/2021	140,000	(7)	$331,800	—	—
	30,000	9,000	(4)		$3.42	12/15/2019
	30,000	60,000	(2)	—	$1.70	12/16/2018
	67,500	22,500	(3)		$13.22	12/11/2017
	40,000				$42.50	12/12/2016
	32,000				$59.09	12/13/2015
	32,000				$71.10	12/14/2014
	32,000				$67.31	12/16/2013
	32,000				$57.20	12/17/2012

Gyllenhaal, Anders	—	60,000	(5)		$4.08	02/23/2021	50,000	(7)	$118,500
	3,000	9,000	(4)		$3.42	12/15/2019
	6,000	6,000	(2)		$1.70	12/16/2018
	9,000	3,000	(3)		$13.22	12/11/2017
	12,000				$42.50	12/12/2016
	11,000				$59.09	12/13/2015
	11,000				$71.10	12/14/2014
	11,000				$67.31	12/16/2013
	10,000				$57.20	12/17/2012
	3,000				$62.50	06/10/2012

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Morgan-Prager, Karole	—		60,000	(5)		$4.08	02/23/2021	115,000	(7)	$272,550	—	—
	20,000		60,000	(4)		$3.42	12/15/2019
	20,000		40,000	(2)	—	$1.70	12/16/2018
	45,000		15,000	(3)		$13.22	12/11/2017
	20,000					$42.50	12/12/2016
	16,000					$59.09	12/13/2015
	16,000					$71.10	12/14/2014
	16,000					$67.31	12/16/2013
	16,000					$57.20	12/17/2012

Whittaker, Frank R.J.(8)	45,000	(9)				$4.08	05/27/2014
	90,000	(10)				$3.42	05/27/2014				—	—
	90,000	(11)			—	$1.70	05/27/2014
	90,000	(12)				$13.22	05/27/2014
	40,000					$42.50	05/27/2014
	32,000					$59.09	05/27/2014
	32,000					$71.10	05/27/2014
	32,000					$67.31	12/16/2013
	32,000					$57.20	12/17/2012

(1)

Market value calculated by multiplying the closing market price of our Class A Common Stock on December 23, 2011 ($2.37 per share) by the number of units of stock. December 23rd was the last trading day of our fiscal year, which ended on December 25, 2011.

(2)

One-quarter of these SARs vest on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013 based on continued service. With respect to Mr. Pruitt, who announced his retirement on March 19, 2012, one-quarter of the 500,000 SARs grant became vested on March 1, 2010 (which he exercised on February 16, 2011), March 1, 2011 and March 1, 2012, and the remainder will vest on account of his retirement on or after age 50 after the annual meeting.

(3)	One-quarter of these SARs vest on each of March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012 based on continued service.
(4)	One-quarter of these SARs vest on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014 based on continued service.
(5)	One-quarter of these SARs vest on each of March 1, 2012, March 1, 2013, March 1, 2015 and March 1, 2015 based on continued service.
(6)	One-third of these SARs vest on each of March 1, 2011, March 1, 2012, and March 1, 2013 based on continued service.
(7)

The restricted stock units vest on March 1, 2012 and March 1, 2013. Mr. Pruitt’s retirement after the annual meeting will trigger the forfeiture of all of his unvested restricted stock unit awards, including the 360,000 restricted stock units that otherwise would have vested on March 13, 2013.

(8)

Upon Mr. Whittaker’s retirement from the Company on May 27, 2011, he forfeited 140,000 unvested restricted stock units. Additionally, 157,500 SARs vested upon his retirement. Per the terms of the outstanding award agreements, Mr. Whittaker may exercise his vested SARs during the three year period after his retirement.

(9)	Upon Mr. Whittaker’s retirement from the Company on May 27, 2011, one-half of the 90,000 SARs granted immediately vested and the remainder of the grant was forfeited.
(10)	One-quarter of the 120,000 SARs grant vested on March 1, 2011 and one-half of the grant immediately vested on May 27, 2011 upon Mr. Whittaker’s retirement. The remainder of the grant was forfeited.
(11)	One-quarter of the 120,000 SARs grant vested on each of March 1, 2010 and March 1, 2011 and the remainder vested on May 27, 2011 upon Mr. Whittaker’s retirement.
(12)	One-quarter of the 90,000 SARs grant vested on each of March 1, 2009, March 1, 2010 and March 1, 2011 and the remainder vested on May 27, 2011 upon Mr. Whittaker’s retirement.

Option Exercises and Stock Vesting Table.

2011 OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)
Pruitt, Gary B.	125,000	$327,500	—	$—
Talamantes, Patrick J.	—	—	—	—
Weil, Robert J.	5,000	12,700	—	—
Gyllenhaal, Anders	—	—	—	—
Morgan-Prager, Karole	—	—	—	—
Whittaker, Frank R.J.	—	—	—	—

(1)	This column represents the total numbers of shares underlying the exercised stock appreciation rights. Upon exercise of the stock appreciation rights but without acquiring 125,000 shares, Mr. Pruitt received the value of the stock appreciation rights, $327,500, which amount does not reflect shares withheld to pay taxes. Upon exercise, Mr. Weil received 1,754 shares, which amount omits the shares withheld for tax purposes.

Pension Benefits Table.    The following table sets forth the present value of accumulated pension benefits under each of McClatchy’s Pension Plan and SERP for each of the NEOs during the fiscal year ended December 25, 2011, based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan. Effective March 31, 2009 and February 4, 2009, respectively, benefit accruals under each of the Pension Plan and the SERP were frozen for all participants. For Mr. Pruitt the age of unreduced benefits is 62 under the Pension Plan and 57 under the SERP. For each other NEO, the age of unreduced benefits is age 62 under the SERP. In the case of Messrs. Talamantes and Ms. Morgan-Prager the unreduced benefits age is 62 under the Pension Plan. For Mr. Weil and Mr. Gyllenhaal the unreduced benefits age is 64.58 and 65, respectively, under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the SERP nor the Pension Plan benefit is payable as a lump sum benefit. Under the terms of the Pension Plan and the SERP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date. The single life annuity values are set forth below in the footnote to this table.

2011 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($)(e))
Pruitt, Gary B.	Supplemental Executive Retirement Plan	23.67	$11,141,532	$0
	The McClatchy Retirement Plan	23.67	$536,309	$0
Talamantes, Patrick J.	Supplemental Executive Retirement Plan	7.75	$305,110	$0
	The McClatchy Retirement Plan	7.75	$124,665	$0
Weil, Robert J.	Supplemental Executive Retirement Plan	14.00	$1,574,451	$0
	The McClatchy Retirement Plan	14.00	$423,661	$0
Gyllenhaal, Anders	Supplemental Executive Retirement Plan	11.00	$444,966	$0
	The McClatchy Retirement Plan	30.00	$397,534	$0

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($)(e))
Morgan-Prager, Karole	Supplemental Executive Retirement Plan	12.92	$405,868	$0
	The McClatchy Retirement Plan	12.92	$242,854	$0
Whittaker, Frank R.J.	Supplemental Executive Retirement Plan	23.17	$2,624,595	$108,686
	The McClatchy Retirement Plan	23.17	$833,991	$31,491

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under each respective retirement plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in Note 6 to McClatchy’s audited financial statements contained in its Form 10-K for the year ended December 25, 2011. Specifically, the assumptions used to determine the present value under the Pension Plan were a 5.34% interest rate and the RP 2000 mortality table, and to determine the present value under the SERP were a 5.24% interest rate and the RP 2000 mortality table. The following are the single life annuity monthly amounts payable to each NEO under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative above: (a) Mr. Pruitt, $76,568 and $5,590; (b) Mr. Talamantes, $4,256 and $1,925; (c) Mr. Weil, $10,743 and $3,613; (d) Mr. Gyllenhaal, $3,264 and $3,807 (e) Ms. Morgan-Prager, $4,936 and $3,231; and (f) Mr. Whittaker, $17,597 and $5,544. In 2011, Mr. Whittaker drew on $108,685.64 of SERP payments and $31,490.55 of qualified pension payments for a total of $140,176.19. As mentioned on page 57 of the Compensation Discussion and Analysis, Mr. Pruitt’s retirement after the annual meeting will result in commencement of his SERP benefit as a reduced life annuity with a June 1, 2012 starting date, but with payments delayed for six months in order to comply with Internal Revenue Code Section 409A.

Frozen Pension Plan.    Prior to freezing the plan in March 2009, each NEO participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan that was open to all full-time and part-time employees of McClatchy and other participating subsidiaries who satisfied a six-month service requirement to become participants in the Plan. Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries as of March 2009. Benefits vested after five years of service, or, if earlier and the participant remained an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each NEO was fully vested in his or her benefits under the Pension Plan as of March 2009. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009, does not count in the determination of average monthly earnings.

Upon termination of employment, each NEO generally may not commence benefits prior to age 55. The Pension Plan provided a subsidized early retirement benefit to any NEO with 20 or more years of eligible service, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Mr. Pruitt is eligible for early retirement under the Pension Plan. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint and last survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Internal Revenue Service Code limits the maximum benefit that may be paid under the Pension Plan by subjecting annual earnings that can be taken into account in the pension formula to a cap ($245,000 for 2011) and by limiting the amount of benefit that can be paid from the plan (for 2011, an annuity at normal retirement age cannot exceed $195,000).

Supplemental Pension Plan.    In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, McClatchy’s SERP provided enhanced pension benefits to our NEOs in addition to the amounts that were permitted to accrue under the Pension Plan. Accordingly, the SERP benefit was determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. For each NEO other than Mr. Pruitt, the SERP provided a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average was determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan. In the case of Mr. Pruitt, the SERP benefit was determined as described above, however, his benefit accrued at a rate of 2% of enhanced monthly average compensation with a benefit service maximum of 30 years. The 2% enhanced monthly average compensation pension formula provided Mr. Pruitt a pension equal to 60% of his final average base and bonus compensation payable as an annuity. Given Mr. Pruitt’s stellar, committed and long service to McClatchy as Chief Executive Officer, the Compensation Committee believed it was appropriate to provide such a pension in relation to pay in excess of the limits applicable under its qualified plans.

Normal retirement age under the SERP is age 60 for Mr. Pruitt and age 65 for each other NEO. Under the SERP, an unreduced benefit was payable to a vested participant who terminates employment within three years of normal retirement age. Accordingly, Mr. Pruitt would be entitled to an unreduced benefit commencing at age 57, and each other NEO would be entitled to an unreduced benefit commencing at age 62.

A SERP participant was vested in his or her SERP benefit after five years of benefit service. Accordingly, each of the NEOs was fully vested in his or her SERP benefit as of February 2009. The SERP does not provide for payment as a lump sum, but rather provides for benefit in the same form and at the same time as elected under the Pension Plan.

As mentioned on page 57 of the Compensation Discussion and Analysis, Mr. Pruitt’s retirement after the annual meeting will result in commencement of his SERP benefit as a reduced life annuity with a June 1, 2012 starting date, but with payments delayed for six months in order to comply with Internal Revenue Code Section 409A.

Non-Qualified Deferred Compensation Table.    As described above, McClatchy maintains a Benefit Restoration Plan and Bonus Recognition Plan (described above). For the fiscal year ended December 25, 2011, no contributions were made to these plans for the NEOs. The table below reflects the interest earned on prior supplemental contributions, which will be paid out in July 2012:

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan Name(1)	Executive Contribution in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Pruitt, Gary B.	Benefit Restoration Plan	$0	$0	$2,221	$0	$30,555
	Bonus Recognition Plan	$0	$0	$5,802	$0	$79,802
Talamantes, Patrick J.	Benefit Restoration Plan	$0	$0	$503	$0	$6,918
	Bonus Recognition Plan	$0	$0	$353	$0	$4,853
Weil, Robert J.	Benefit Restoration Plan	$0	$0	$719	$0	$9,887
	Bonus Recognition Plan	$0	$0	$435	$0	$5,985
Gyllenhaal, Anders	Benefit Restoration Plan	$0	$0	$202	$0	$2,775
	Bonus Recognition Plan	$0	$0	$0	$0	$0
Morgan-Prager, Karole	Benefit Restoration Plan	$0	$0	$287	$0	$3,949
	Bonus Recognition Plan	$0	$0	$375	$0	$5,175
Whittaker, Frank R.J.	Benefit Restoration Plan	$0	$0	$958	$0	$13,182
	Bonus Recognition Plan	$0	$0	$674	$0	$9,274

(1)

Participants are vested in the Benefit Restoration Plan and Bonus Recognition Plan after three years of employment with the Company. All of the NEOs are vested in the plans. Except in the case of termination of employment due to a participant’s death, a participant’s eligible benefits under the plans will be distributed to vested employees following the close of each year in which benefits are earned without interest. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

Potential Payments Upon Termination and Agreements and Change in Control

Only Mr. Pruitt is entitled to receive severance payments and continued benefits upon certain terminations of employment, as described below, which do not include terminations in connection with a change in control of McClatchy. These provisions were entered into in connection with the negotiation of Mr. Pruitt’s employment agreement in 1996 and were what the Compensation Committee believed were competitive and consistent with industry practice at the time. In addition, we believe severance payments upon termination of employment outside of the control of Mr. Pruitt are reasonable and fair given Mr. Pruitt’s long-term commitment to McClatchy and our overall performance during the period since he joined the Company.

In addition, upon a change in control of McClatchy, pursuant to the terms of our equity plans, all outstanding unvested equity awards accelerate and vest in full.

Mr. Pruitt Employment Agreement

McClatchy entered into an employment agreement, dated June 1, 1996, and amended and restated on October 20, 2003, and amended as of December 16, 2008, and February 4, 2009, with Mr. Pruitt (the “CEO Employment Agreement”). On June 1 of each year, the term of the agreement automatically extends for one year so that effective on each June 1, the remaining term of employment is a full three-year period. Therefore, on June 1, 2011, the term of the agreement extended to June 1, 2014.

Because Mr. Pruitt’s retirement is a non-disability, voluntary retirement, none of the separation payments described below will be payable to him upon his retirement after the annual meeting. His retirement will result in (i) forfeiture of all unvested restricted stock units as of the 2012 annual meeting date; (ii) immediate vesting of 125,000 stock appreciation rights representing the final tranche of a grant made in December 2008 that was scheduled to vest on March 1, 2013; and (iii) commencement of payment of his supplemental executive retirement plan benefits as a reduced life annuity with a June 1, 2012 starting date, subject to a six month deferral period pursuant to Internal Revenue Code Section 409A. Mr. Pruitt will not receive any separation payments in connection with his retirement from the Company, but will be entitled to elect COBRA continuation coverage under the Company’s group health plans and to elect, in due course, to receive his account balance under the Company’s 401(k) Plan and his pension under the Pension Plan. Nevertheless, because the CEO Employment Agreement was in effect for fiscal year 2011, we are required to describe the provisions even though none will be given effect and the contract will expire after the annual meeting without severance or disability payments.

Involuntary Termination or Termination for “Good Reason”

If, during the term of the agreement, Mr. Pruitt’s employment is involuntarily terminated for any reason other than “cause,” “mental incompetence” or “disability,” or if he resigns for “good reason” (as these terms are defined below), he is entitled to a severance payment for the balance of the term of the agreement then in effect, equal to 300% of (i) his base salary, at the rate then in effect, plus (ii) the average of his annual bonuses for the three completed fiscal years prior to termination. The severance payment would be made in a lump sum. If Mr. Pruitt had terminated on December 25, 2011, under circumstances giving rise to severance, the cash severance amount would have been $4,775,000.

In addition, if a severance payment is made, Mr. Pruitt’s group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment or until he and his dependents become eligible for comparable coverage as a result of his re-employment, whichever is earlier. The current value of this benefit, assuming a severance payment was made on December 25, 2011, would be $171,490.

For purposes of the severance benefits described above:

•

“cause” means (i) Mr. Pruitt’s willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Pruitt’s willful act of gross misconduct that is materially injurious to the Company; and

•

“good reason” means (i) Mr. Pruitt’s demotion, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the Chief Executive Officer of the Company or its successor), (iii) Mr. Pruitt’s removal from the Company’s Board of Directors, (iv) relocation of the Company’s headquarters from Sacramento, California, or (v) any situation that would impair the ability of Mr. Pruitt to exercise the authority and perform the functions customarily exercised and performed by the Company’s Chief Executive Officer.

Termination Due to Disability

If, during the term of the agreement, Mr. Pruitt’s employment is terminated because of disability, he is entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect until the third anniversary of the effective date of termination of employment or until disability benefits under McClatchy’s group insurance plan are discontinued, whichever is earlier, reduced by all other disability benefits that are payable to him under McClatchy’s group insurance plan and all federal or state insurance programs. Assuming termination on December 25, 2011, the amount of this benefit would be $585,000 payable for each of the three years for a total benefit of $1,755,000. McClatchy has insurance coverage for the full amount of these payments. As a result, if Mr. Pruitt terminated employment on account of disability on December 25, 2011, these payments would be made from the long-term disability insurance policy, the premiums for which are included in the All Other Compensation column of the Summary Compensation Table above.

In addition, pursuant to the terms of the agreement, if Mr. Pruitt’s employment is terminated because of disability, his group insurance benefits are to be continued for three years or, if of shorter duration, as long as any disability benefit is payable. The premium cost of three years of such continued coverage as of December 25, 2011, would have been $96,996 based on the cost to McClatchy for such premiums on December 25, 2011.

No Gross-Up Provisions

Under the terms of Mr. Pruitt’s employment agreement, in the event it is determined that any payment or distribution is owed to Mr. Pruitt (including the right to exercise or vesting of options, restricted stock or other equity compensation) by McClatchy, its affiliates or any person who acquires ownership or effective control of a substantial portion of McClatchy or its assets (within the meaning of section 280G of the Internal Revenue Code of 1986 (“Code”)) would be subject to the excise tax imposed by section 4999 (the “Excise Tax”) of the Code, then such payments or distributions made to Mr. Pruitt will be reduced to $1 less than the value at which such payments or distributions would be subject to the Excise Tax. Mr. Pruitt will have the right to designate the rights, payments or benefits that will be reduced or eliminated so as to avoid having the payment or benefit deemed subject to Excise Tax.

Potential Walk-Away Payments

The following table sets forth quantitative information with respect to potential payments to Mr. Pruitt or his beneficiaries upon termination in various circumstances as described above, assuming termination on December 25, 2011. Mr. Pruitt’s retirement in 2012 is considered a voluntary termination. Please note as well that, although Mr. Pruitt’s Pension Plan and SERP benefits are expressed as a lump sum in the table below, Mr. Pruitt is not entitled to take payment as a lump sum. Under both the Pension Plan and the SERP, Mr. Pruitt must take payment as a life annuity option.

Mr. Pruitt—Presumed December 25, 2011 Termination Date(1)

Type of Compensation	Voluntary	Disability		Death		For Cause	Not-for-Cause		Change-in-Control
Cash severance benefit	$0	$1,755,000	(2)	$0		$0	$4,775,000		$4,775,000	(3)
Restricted Stock/Units	$0	$1,919,700	(4)	$1,919,700	(4)	$0	$1,919,700	(4)	$1,919,700	(4)
SARs(5)	$167,500	$167,500		$167,500		$167,500	$167,500		$167,500

Retention grants	$0	$0		$0		$0	$0		$0
Benefit Restoration/Bonus Recognition	$110,357	$110,357		$110,357		$110,357	$110,357		$110,357
Pension/SERP Lump Sum(6)	$12,499,000	$12,378,000		$11,922,000		$12,499,000	$12,499,000		$12,499,000
Savings Plan benefit(7)	$330,719	$330,719		$330,719		$330,719	$330,719		$330,719
Continuation of Insurance Benefits	$0	$96,996		$0		$0	$171,490		$171,490
Survivor Death Benefit	$0	$0		$6,000,000		$0	$0		$0
Tax gross-up	$0	$0		$0		$0	$0		$0

Sub-Total	$13,107,576	$16,758,272		$20,450,276		$13,107,576	$19,973,766		$19,973,766

Less: accumulated benefit restoration/bonus recognition account and vested pension and savings plan benefits	$12,940,076	$12,819,076		$12,363,076		$12,940,076	$12,940,076		$12,940,076

Amount Triggered due to Termination	$167,500	$3,939,196		$8,087,200		$167,500	$7,033,690		$7,033,690

(1)	The payments that will be made to Mr. Pruitt in connection with his retirement will be determined in accordance with the methodology displayed in the voluntary termination column.
(2)	Payable over 3 years in monthly installments.
(3)

Assumes not-for-cause termination on account of a change-in-control. Please note in all cases the cash severance amount is calculated as of December 25, 2011. Mr. Pruitt’s cash severance is based on his salary for the year of termination and the average bonuses paid to him for the three (3) years prior to the year of the termination.

(4)	Assumes a $2.37 stock price. This is the closing price on December 23, 2011, the last trading date immediately preceding December 25, 2011.
(5)

Uses a $2.37 stock price (closing price on December 23, 2011). At that price, only one grant of 500,000 shares is “in-the-money.” This grant has a $1.70 exercise price. SAR awards provide for the accelerated vesting of two tranches as a result of retirement when Mr. Pruitt is 50 to 57 years of age. Given Mr. Pruitt’s age, both for cause and not for cause terminations are interpreted to constitute “retirement.” For a non-cause, change in control termination, the SARs become fully vested. Because one of the unvested tranches vested based on service on March 1, 2012, Mr. Pruitt’s retirement after the annual meeting will accelerate vesting of only one additional tranche of SARs covering 125,000 common stock shares.

(6)

This is the lump sum present value assuming payment as a joint and 100% survivor annuity. Note, however, that Mr. Pruitt is not entitled to a lump sum payment either with respect to his Pension Plan benefit or with respect to his SERP benefit. Instead payment can only be made to Mr. Pruitt in a life annuity form.

Mr. Pruitt’s benefits under the SERP must begin June 1, 2012 based on his prior election in August 2008 in connection with Section 409A of the Internal Revenue Code. However, Mr. Pruitt will not have to make an election as to the type of life annuity to select with respect to his SERP benefit until a date closer to his retirement. Mr. Pruitt either may choose to commence his Pension Plan benefit immediately following his retirement or to defer payment to a later date up the first day of the month after he attains age 65. Again, this benefit is not payable as a lump sum.

(7)

This includes the matching contribution and supplemental contribution amounts made over the course of Mr. Pruitt’s employment with the company, which are the sole Company contributions currently held under the Company’s 401(k) Plan, which is referred to as the “Savings Plan.”

Change-in-Control Arrangements

Pursuant to our equity plans, in the event of a change in control of McClatchy, each outstanding unvested equity award held by the NEOs will become fully vested and nonforfeitable. If a change in control had occurred on December 23, 2011 (the last trading day prior to the fiscal year end), the equity awards becoming vested would have consisted of the SARs, restricted stock units and performance restricted stock set forth in the following table.

Name	Value of SARs ($)		Value of Restricted Stock Units ($)		Total ($)
Mr. Pruitt		$167,500		$1,919,700		$2,087,200
Mr. Talamantes		$33,500		$308,100		$341,600
Mr. Weil		$40,200		$331,800		$372,000
Mr. Gyllenhaal Ms. Morgan-Prager	$ $	8,040 30,150	$ $	118,500 272,550	$ $	126,540 302,700

As described above, however, Mr. Pruitt’s employment agreement requires a cut-back of benefits that otherwise would constitute excess parachute payments under section 4999 of the Code (taking into account severance payments and all other benefits treated as paid in connection with a change in control). In addition, for the NEOs other than Mr. Pruitt, there is neither a cut-back provision nor a gross-up provision that would apply in connection with a change in control of the Company. Accordingly, if payments made in connection with a change in control were to result in excess parachute payments, the NEOs would be subject to the 20% excise tax under section 4999 of the Code.

Compensation Committee Interlocks and Insider Participation

S. Donley Ritchey serves as the chairman of the Compensation Committee and Leroy Barnes, Jr., Molly Maloney Evangelisti and Theodore R. Mitchell serve as members of the Compensation Committee. During fiscal year 2011, Mr. Larry Jinks served as the chairman of the Compensation Committee until he retired from the Board of Directors effective as of May 18, 2011, the date of the annual meeting of shareholders held in 2011. None of these individuals was an officer or employee of McClatchy at any time during fiscal year 2011 and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. The Company’s policy for the review, approval or ratification of related party transactions states that the Audit Committee must review any related party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related persons include executive officers, directors and director nominees of the Company or their immediate family members or stockholders owning 5% or greater of the Company’s securities. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

S. Donley Ritchey serves as the chairman and Leroy Barnes, Jr., Kathleen Foley Feldstein, and Frederick R. Ruiz serve as members of the Audit Committee. Each of the members of the Audit Committee is independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors has designated Mr. Ritchey and Mr. Barnes as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on March 20, 2012. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends the discharge, if necessary, of the independent auditors;

•

preapproves (or may subsequently approve where permitted under the rules of the SEC) engagements of the independent auditors to perform audit or non-audit services, including by establishing preapproval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•	it has discussed with the independent auditors the matters required to be discussed by SAS114 (The Auditor’s Communication With Those Charged With Governance);

•	it has discussed with the independent auditors the auditors’ independence; and

•

it has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 25, 2011.

Respectfully submitted by the members of the Audit Committee of McClatchy.

S. DONLEY RITCHEY, Chairman

LEROY BARNES, JR.

KATHLEEN FOLEY FELDSTEIN

FREDERICK R. RUIZ

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 25, 2011, no director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816, (916) 321-1846

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2013 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 3, 2012, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2013 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 15, 2013.

April 2, 2012	By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

APPENDIX A

THE MCCLATCHY COMPANY

2012 OMNIBUS INCENTIVE PLAN

- i -

- ii -

THE MCCLATCHY COMPANY

2012 OMNIBUS INCENTIVE PLAN

The McClatchy Company, a Delaware corporation (the “Company”), sets forth herein the terms of its 2012 Omnibus Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, and employees to motivate such officers, directors, and employees to serve the Company and its Affiliates, and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares, other performance-based awards and cash incentive awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3 “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or cash.

2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Award Stock” shall have the meaning set forth in Section 16.3(b)(i).

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of a criminal offense (other than minor traffic offenses); or (c) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Grantee and the Company or an Affiliate.

2.8 “Change in Control” means the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in

Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any “person” or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board, or (v) the occurrence of a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor rule.

2.9 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

2.10 “Committee” means a committee of, and designated from time to time by resolution of the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.11 “Company” means The McClatchy Company, a Delaware corporation.

2.12 “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).

2.13 “Deferred Stock Unit” means a Restricted Stock Unit, the terms of which provide for delivery of underlying shares of Stock subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

2.14 “Designated Officer” means the Company’s Chief Executive Officer or other Company officer designated by the Committee to make certain Awards under the Plan.

2.15 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.16 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.17 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.18 “Effective Date” means, subject to Section 5.1, January 24, 2012, the date on which the Plan was approved by the Board of Directors.

2.19 “Eligible Grantee” means an employee, officer or director.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.21 “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a) If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.21 or Section 17.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 17.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.22 “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.

2.23 “Grantee” means a person who receives or holds an Award under the Plan.

2.24 “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.25 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.26 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.27 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.28 “Outside Director” means a member of the Board who is not an employee of the Company or any Affiliate.

2.29 “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or cash made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

2.30 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered

Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.

2.31 “Performance Measures” means measures as specified in Section 14 on which the performance goals under Performance-Based Awards are based and which are approved by the Company’s shareholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.

2.32 “Performance Period” means the period of time of up to ten (10) years during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.33 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period.

2.34 “Plan” means The McClatchy Company 2012 Omnibus Incentive Plan, as amended from time to time.

2.35 “Prior Plan” means The McClatchy Company 2004 Stock Plan, as amended and restated May 13, 2008.

2.36 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.37 “Restricted Period” shall have the meaning set forth in Section 10.2.

2.38 “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.39 “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10.

2.40 “SAR Price” shall have the meaning set forth in Section 9.1.

2.41 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.42 “Service” means service qualifying the individual as an Eligible Grantee in the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to qualify as an Eligible Grantee in the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive. If an Eligible Grantee’s employment is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Eligible Grantee transfers his or her employment to the Company or any other Affiliate prior to or as of the date the applicable entity ceases to be an Affiliate.

2.43 “Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 16.1.

2.44 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.45 “Stock Exchange” means the New York Stock Exchange or another established national or regional stock exchange.

2.46 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America.

2.47 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.48 “Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.49 “Unrestricted Stock” shall have the meaning set forth in Section 11.

3.	ADMINISTRATION OF THE PLAN

3.1. Committee.

3.1.1. Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2. Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m)(4)(C)(i), and, for so long as the Stock is listed on the New York Stock Exchange, an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed Company

Manual (or, in each case, any successor term or provision); provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3. Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, which may administer the Plan with respect to Grantees who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m) and, for so long as the Stock is listed on the New York Stock Exchange, the rules of the New York Stock Exchange.

3.1.4 Designated Officer.

The Committee may delegate to the Designated Officer the power and authority to grant Awards under the Plan to non-executive Employees who are eligible for Awards under Section 6.1; provided, however, that the Designated Officer shall not grant Awards covering shares of Stock in excess of the aggregate maximum number of shares of Stock specified by the Committee for such purpose at the time of delegation to such officer (or in excess of the number of shares of Stock remaining available for issuance under the Plan).

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Committee or any determination to be made by the Committee, such action may be taken or such determination may be made by the Designated Officer in connection with Awards made pursuant to this Section 3.1.4 if the Committee has delegated the power and authority to do so to such Designated Officer. Unless otherwise expressly determined by the Committee, the Designated Officer shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement made pursuant to this Section 3.1.4, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Designated Officer shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

3.2. Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3. Terms of Awards.

3.3.1. Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock or amount of cash to be subject to an Award;

(d) establish the terms and conditions of each Award (including the Option Price of any Option or the purchase price for Restricted Stock), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock or cash subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e) prescribe the form of each Award Agreement evidencing an Award; and

(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair the Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2. Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure, (f) other agreement or (g) any other obligation of such Grantee to the Company or any Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee thereof is an employee of the Company or any Affiliate and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent so provided in the Award Agreement.

3.4. No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.5. Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV). Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation of Service occurs as defined under Code Section 409A.

3.6. No Liability.

No member of the Board or the Committee or the Designated Officer shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7. Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1. Number of Shares of Stock Available for Awards.

(a) Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of shares of Stock available for issuance under the Plan shall be equal to the sum of (i) five million (5,000,000) shares of Stock plus (ii) the number of shares of Stock available for future awards under the Prior Plan as of the date of shareholder approval of the Plan plus (iii) the number of shares of Stock related to awards outstanding under the Prior Plan as of the date of shareholder approval of the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares.

(b) The maximum number of shares of Stock available for issuance pursuant to Incentive Stock Options shall be the same as the maximum number of shares available for issuance under the Plan pursuant to Section 4.1(a).

(c) Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock or issued shares that have been reacquired by the Company.

4.2. Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1(a) shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3. Share Usage.

(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b) Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10.4, shall be counted against the share issuance limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to an Award.

(c) Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), any shares of Stock subject to Awards under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall be available again for issuance under the Plan.

(d) The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 17.3 or (iii) purchased by the Company with proceeds from Option exercises.

5.	EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1. Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one (1) year of the Effective Date, any Awards made hereunder shall be null and void and of no effect. Following the date of shareholder approval of the Plan, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

5.2. Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3. Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s shareholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Eligible Employees.

Subject to this Section 6, Awards may be made under the Plan to (i) any Eligible Grantee of the Company or any Affiliate as the Committee shall determine and designate from time to time, and (ii) any Outside Director. Notwithstanding the preceding sentence, with respect to an award of Options or SARs to an employee or officer, an entity shall not be considered an Affiliate unless the Company holds a “controlling interest” in the entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) that the term Affiliate may be expanded to include an entity in which the Company holds an interest of “at least 20 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) if a legitimate business reason exists. With respect to Service to be recognized under any Option or SAR awarded to Eligible Grantees whose rights arise on account of an Award in reliance on the preceding sentence, Service shall include Service to such Affiliate if such service would not otherwise count as Service under Section 2.42.

6.2. Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is seven hundred fifty thousand (750,000) shares;

(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is seven hundred fifty thousand (750,000) shares; and

(c) the maximum amount that may be paid for a single cash-settled Performance-Based Award for any Performance Period to any person eligible for an Award under Section 6 shall be three million dollars ($3,000,000). The foregoing limit does not prevent additional cash-settled Performance-Based Awards for any intersecting or overlapping Performance Period from being paid to a single eligible person, any such Awards each shall be subject separately to the foregoing limit.

The preceding limitations in Sections 6.2(a) and (b) are subject to adjustment as provided in Section 16.

6.3. Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that the Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2. Vesting.

Subject to Sections 8.3 and 16.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing.

8.3. Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date. If on the day preceding the date on which a Grantee’s Options would otherwise terminate, the Fair Market Value of shares of Stock underlying a Grantee’s Options is greater than the Option Price of such Options, the Company shall, prior to the termination of such Options and without any action being taken on the part of the Grantee, consider such Options to have been exercised by the Grantee. The Company shall deduct from the shares of Stock deliverable to the Grantee upon such exercise the number of shares of Stock necessary to satisfy payment of the Option Price and all withholding obligations.

8.4. Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5. Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 16 which results in the termination of such Option.

8.6. Method of Exercise.

Subject to the terms of Section 12 and Section 17.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7. Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8. Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9. Transferability of Options.

During the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. No Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10. Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.11. Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1. Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2. Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3. Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR. If on the day preceding the date on which a Grantee’s SAR would otherwise terminate, the Fair Market Value of shares of Stock underlying a Grantee’s SAR is greater than the SAR Exercise Price, the Company shall, prior to the termination of such SAR and without any action being taken on the part of the Grantee, consider such SAR to have been exercised by the Grantee.

9.4. Transferability of SARs.

During the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. No SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

10.1. Grant of Restricted Stock, Restricted Stock Units and Deferred Stock Units.

Awards of Restricted Stock, Restricted Stock Units and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2. Restrictions.

At the time a grant of Restricted Stock, Restricted Stock Units or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Award and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Award as provided in Section 14. Awards of Restricted Stock, Restricted Stock Units and Deferred Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3. Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.

Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates shall be delivered to such Grantee, provided that such share certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4. Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5. Rights of Holders of Restricted Stock Units and Deferred Stock Units.

10.5.1. Voting and Dividend Rights.

Holders of Restricted Stock Units and Deferred Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Restricted Stock Units and Deferred Stock Units, to direct the voting of the shares of Stock subject to such Restricted Stock Units and Deferred Stock Units, or to receive notice of any meeting of the Company’s shareholders). The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units or Deferred Stock Units that the holder of such Restricted Stock Units or Deferred Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Restricted Stock Unit or Deferred Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Restricted Stock Units or Deferred Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such cash dividend is paid.

10.5.2. Creditor’s Rights.

A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6. Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock, Restricted Stock Units or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Restricted Stock Units or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock, Restricted Stock Units or Deferred Stock Units.

10.7.	Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.

The Grantee of an Award of Restricted Stock, vested Restricted Stock Units or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock, such vested Restricted Stock Units or such Deferred Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock, such vested Restricted Stock Units or such vested Deferred Stock Units. Such purchase price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8. Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including but not limited to any delayed delivery period, the restrictions applicable to Restricted Stock, Restricted Stock Units or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

11.1. Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1. General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for shares of Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2. Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3. Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 17.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

12.4. Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock may be made in any other form that is consistent with Applicable Laws, including (a) Service to the Company or any Affiliate and (b) by withholding shares of Stock that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1. Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award.

13.2. Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1. Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2. Structure of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an actual or target number of shares of Stock or initial cash value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof as described in Section 14.6.3.

14.3. Earning of Performance-Based Awards.

Subject to the terms of the Plan, in particular Section 14.6.3, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the number of shares of Stock and/or cash value earned under the Performance-Based Awards by such Grantee over such Performance Period as determined by the Committee.

14.4. Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be made in the manner described in the applicable Award Agreement as determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of such earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards shall be set forth in the Award Agreement therefor.

14.5. Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

14.6. Performance-Based Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1. Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2. Timing For Establishing Performance Goals.

Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3. Payment of Awards; Other Terms.

Payment of Performance-Based Awards shall be in cash, shares of Stock, or other Awards, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

14.6.4. Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment:

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) pre-tax earnings per share;

(e) earnings per share;

(f) share price, including growth measures and total stockholder return;

(g) earnings before interest and taxes;

(h) earnings before interest, taxes, depreciation and/or amortization;

(i) earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following:

•	stock-based compensation expense;

•	income from discontinued operations;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	gain or loss related to investments;

•	sales and use tax settlement; and

•	gain on non-monetary transaction.

(j) sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(k) gross or operating margins;

(l) return measures, including total shareholder return, return on assets, capital, investment, equity, sales or revenue;

(m) cash flow, including:

•	operating cash flow;

•

free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures;

•	cash flow return on equity; and

•	cash flow return on investment;

(n) productivity ratios;

(o) expense targets;

(p) market share;

(q) working capital targets;

(r) completion of acquisitions of businesses or companies;

(s) completion of divestitures and asset sales;

(t) debt repayment targets, and debt/equity ratios;

(u) any combination of the foregoing business criteria.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (f) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5. Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6. Adjustment of Performance-Based Compensation.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7. Committee Discretion.

In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7. Status of Awards Under Code Section 162(m).

It is the intent of the Company that Performance-Based Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	REQUIREMENTS OF LAW

15.1. General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2. Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

16.	EFFECT OF CHANGES IN CAPITALIZATION

16.1. Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

16.2.	Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 16.4, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 16.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

16.3. Change in Control.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, upon the occurrence of a Change in Control:

(a) With the exception of any Performance-Based Award which first shall be subject to the provisions of Section 16.3(c), immediately prior to the occurrence of such Change in Control, all outstanding Options and SARs hereunder shall be deemed to have vested and all restrictions and conditions applicable to such Options and SARs shall be deemed to have lapsed, all outstanding shares of Restricted Stock, Restricted Stock Units and Deferred Stock Units shall be deemed to have vested and all restrictions and conditions applicable to such Restricted Stock, Restricted Stock Units and Deferred Stock Units shall be deemed to have lapsed and any Stock subject thereto shall be delivered unless the Committee determines to cash out the Award as described in Section 16.3(b)(i) and any cash payment required thereunder shall be made, and all outstanding Dividend Equivalent Rights shall be deemed to have vested and all restrictions and conditions applicable to such Dividend Equivalent Rights shall be deemed to have lapsed and any Stock subject thereto shall be delivered unless the Committee determines to cash out the Award as described in Section 16.3(b)(i) and any cash payment required thereunder shall be made, and

(b) Either of the following two actions shall be taken by the Committee:

(i) The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units and Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units and Dividend Equivalent Rights (for shares of Stock payable thereunder) equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Stock”) multiplied by the amount, if any, by which (A) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (B) the Option Price or SAR Price applicable to such Award Stock. With respect to all outstanding Options and SARs, in addition to the action taken under the preceding sentence, the Committee may further elect, in its sole discretion, to give Grantees scheduled to become vested in Options and SARs upon the Change in Control the opportunity to exercise the Options and SARs prior to the scheduled consummation of the Change in Control contingent on the occurrence of such Change in Control.

(ii) The Company may make provision in writing in connection with such Change in Control for the assumption and continuation of Options and SARs, theretofore granted, or for substitution of such Options and SARs for new common stock option and stock appreciation rights relating to the stock of the successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.

(c) For Performance-Based Awards, if less than half of the Performance Period has lapsed, immediately prior to the occurrence of such Change in Control, such Awards shall be treated as though target performance has been achieved. If at least half the Performance Period has lapsed, actual performance to date shall be determined as of a date reasonably proximal to the date of consummation of the Change in Control as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Awards shall be treated as though target performance has been achieved. After application of this Section 16.3(c), if any Awards arise from application of this Section 16.3, such Awards shall be settled under the applicable provision of Section 16.3(a).

16.4. Adjustments.

Adjustments under this Section 16 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 16.1, 16.2, and 16.3. This Section 16 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event that is not a Change in Control.

16.5. No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

17.	GENERAL PROVISIONS

17.1. Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award

Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2. Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

17.3. Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 17.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock. Notwithstanding Section 2.21 or this Section 17.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 17.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale. In such case, the percentage of shares of Stock withheld shall equal the applicable minimum withholding rate.

17.4. Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

17.5. Construction.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

17.6. Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

17.7. Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

17.8. Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.9. Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

17.10. Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

*    *    *

To record adoption of the Plan by the Board as of January 24, 2012, and approval of the Plan by the shareholders on May 16, 2012, the Company has caused its authorized officer to execute the Plan.

THE MCCLATCHY COMPANY

By:
Title:

VOTE BY INTERNET – www.proxyvote.com
THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32375-Z54795	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Leroy Barnes, Jr.	05) William B. McClatchy
	02) Molly Maloney Evangelisti	06) Theodore Mitchell
	03) Brown McClatchy Maloney	07) Frederick R. Ruiz
	04) Kevin S. McClatchy	08) Patrick J. Talamantes

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2012 fiscal year.							☐	☐	☐

3.	To approve The McClatchy 2012 Omnibus Incentive Plan.							☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32376-Z54795
THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 16, 2012 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary Pruitt, Patrick Talamantes and Karole Morgan-Prager, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM, Local Time on May 16, 2012, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com
THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32373-P06772-Z54795	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
01) Elizabeth Ballantine
02) Kathleen Feldstein
03) S. Donley Ritchey

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2012 fiscal year.							☐	☐	☐

3.	To approve The McClatchy 2012 Omnibus Incentive Plan.							☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32374-P06772-Z54795
THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 16, 2012 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary Pruitt, Patrick Talamantes and Karole Morgan-Prager, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM, Local Time on May 16, 2012, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side